Exhibit 99.3

Murphy Oil Corporation and Consolidated Subsidiaries

Restated Consolidated Financial Statements

For the Three-Year Period Ended

December 31, 2008, 2007 and 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Murphy Oil Corporation:

We have audited the accompanying consolidated balance sheets of Murphy Oil Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. In connection with our audits of the consolidated financial statements, we also have audited financial statement Schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Murphy Oil Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note B to the consolidated financial statements, effective December 31, 2006, the Company changed its accounting for recognition of defined benefit pension and other postretirement plans. As also discussed in Note B to the consolidated financial statements, effective January 1, 2007, the Company changed its accounting for uncertain tax positions, and measurement of defined benefit pension and other postretirement plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Murphy Oil Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Houston, Texas

February 27, 2009, except for the effects

of discontinued operations, as discussed

in Note C, which is as of September 2, 2009.

MURPHY OIL CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(As Adjusted – See Note C)

Years Ended December 31 (Thousands of dollars except per share amounts)	2008	2007	2006

Revenues
Sales and other operating revenues	$27,360,625	18,297,637	14,156,666
Gain (loss) on sale of assets	133,717	(365)	9,388
Interest and other income (loss)	(62,011)	15,692	15,208

Total revenues	27,432,331	18,312,964	14,181,262

Costs and Expenses
Crude oil and product purchases	21,649,742	14,882,618	11,214,235
Operating expenses	1,657,427	1,274,858	1,063,601
Exploration expenses, including undeveloped lease amortization	344,406	202,808	217,773
Selling and general expenses	228,490	228,316	227,399
Depreciation, depletion and amortization	667,265	450,624	356,730
Impairment of properties	—	40,708	—
Accretion of asset retirement obligations	24,484	16,244	10,921
Net costs associated with hurricanes	—	3,000	109,244
Interest expense	73,611	74,665	52,549
Interest capitalized	(31,459)	(49,881)	(43,073)

Total costs and expenses	24,613,966	17,123,960	13,209,379

Income from continuing operations before income taxes	2,818,365	1,189,004	971,883
Income tax expense	1,073,616	449,924	368,833

Income from continuing operations	1,744,749	739,080	603,050
Income (loss) from discontinued operations, net of income taxes	(4,763)	27,449	41,619

Net Income	$1,739,986	766,529	644,669

Income per Common Share – Basic
Income from continuing operations	$9.20	3.93	3.24
Income (loss) from discontinued operations	(.02)	.15	.22

Net Income – Basic	$9.18	4.08	3.46

Income per Common Share – Diluted
Income from continuing operations	$9.08	3.87	3.19
Income (loss) from discontinued operations	(.02)	.14	.22

Net Income – Diluted	$9.06	4.01	3.41

Average Common shares outstanding – basic	189,608,846	188,027,557	186,105,086
Average Common shares outstanding – diluted	192,133,672	191,140,737	189,158,411

See notes to consolidated financial statements, page F-7.

MURPHY OIL CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31 (Thousands of dollars)	2008	2007
Assets
Current assets
Cash and cash equivalents	$666,110	673,707
Canadian government securities with maturities greater than 90 days at the date of acquisition	420,340	—
Accounts receivable, less allowance for doubtful accounts of $7,303 in 2008 and $7,484 in 2007	1,033,996	1,420,601
Inventories, at lower of cost or market
Crude oil and blend stocks	98,217	159,379
Finished products	315,340	315,977
Materials and supplies	190,616	151,291
Prepaid expenses	92,544	79,585
Deferred income taxes	29,801	86,252

Total current assets	2,846,964	2,886,792

Property, plant and equipment, at cost less accumulated depreciation, depletion and amortization of $3,824,393 in 2008 and $3,516,338 in 2007	7,727,718	7,109,822
Goodwill	37,370	51,450
Deferred charges and other assets	537,046	487,785

Total assets	$11,149,098	10,535,849

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$2,572	5,208
Notes payable	—	7,561
Accounts payable	1,174,623	1,662,401
Income taxes payable	451,372	108,783
Other taxes payable	152,038	199,809
Other accrued liabilities	107,541	125,500

Total current liabilities	1,888,146	2,109,262

Notes payable	1,026,222	1,513,015
Nonrecourse debt of a subsidiary	—	3,141
Deferred income taxes	878,131	916,910
Asset retirement obligations	435,589	336,107
Deferred credits and other liabilities	642,065	591,240

Stockholders’ equity
Cumulative Preferred Stock, par $100, authorized 400,000 shares, none issued	—	—
Common Stock, par $1.00, authorized 450,000,000 shares at December 31, 2008 and 2007, issued 191,248,941 shares at December 31, 2008 and 189,972,970 shares at December 31, 2007	191,249	189,973
Capital in excess of par value	631,859	547,185
Retained earnings	5,557,483	3,983,998
Accumulated other comprehensive income	(87,697)	351,765
Treasury stock	(13,949)	(6,747)

Total stockholders’ equity	6,278,945	5,066,174

Total liabilities and stockholders’ equity	$11,149,098	10,535,849

See notes to consolidated financial statements, page F-7.

MURPHY OIL CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(As Adjusted – See Note C)

Years Ended December 31 (Thousands of dollars)	2008	2007	2006

Operating Activities
Net income	$1,739,986	766,529	644,669
(Income) loss from discontinued operations	4,763	(27,449)	(41,619)

Income from continuing operations	1,744,749	739,080	603,050
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Depreciation, depletion and amortization	667,265	450,624	356,730
Impairment of long-lived assets	—	40,708	—
Amortization of deferred major repair costs	27,294	22,107	17,720
Expenditures for asset retirements	(9,240)	(13,039)	(3,328)
Dry hole costs	129,459	66,797	109,579
Amortization of undeveloped leases	112,052	33,215	22,466
Accretion of asset retirement obligations	24,484	16,244	10,921
Deferred and noncurrent income tax charges	233,076	102,507	33,091
Pretax (gains) losses from disposition of assets	(133,717)	365	(9,388)
Net decrease (increase) in noncash operating working capital	93,710	145,454	(254,470)
Other operating activities – net	35,304	69,441	20,190

Net cash provided by continuing operations	2,924,436	1,673,503	906,561
Net cash provided by discontinued operations	115,476	66,917	68,917

Net cash provided by operating activities	3,039,912	1,740,420	975,478

Investing Activities
Property additions and dry hole costs	(2,179,011)	(1,908,803)	(1,156,877)
Acquisition of Milford Haven refinery, including inventory	—	(348,292)	—
Proceeds from sale of property, plant and equipment	361,961	21,636	23,843
Expenditures for major repairs	(57,604)	(14,649)	(12,776)
Purchase of investment securities*	(1,043,473)	—	—
Proceeds from maturity of investment securities*	623,133	—	—
Other investing activities – net	(21,256)	4,011	(10,839)
Investing activities of discontinued operations	(6,949)	(40,416)	(34,793)

Net cash required by investing activities	(2,323,199)	(2,286,513)	(1,191,442)

Financing Activities
Additions to notes payable	—	686,194	237,658
Reductions of notes payable	(487,612)	(825)	(14)
Reductions of nonrecourse debt of a subsidiary	(5,235)	(4,903)	(4,667)
Proceeds from exercise of stock options and employee stock purchase plans	29,687	41,624	24,864
Excess tax benefits related to exercise of stock options	20,288	30,805	11,756
Cash dividends paid	(166,501)	(127,353)	(98,162)
Other financing activities – net	—	(760)	—

Net cash provided (required) by financing activities	(609,373)	624,782	171,435

Effect of exchange rate changes on cash and cash equivalents	(114,937)	51,628	2,586

Net increase (decrease) in cash and cash equivalents	(7,597)	130,317	(41,943)
Cash and cash equivalents at January 1	673,707	543,390	585,333

Cash and cash equivalents at December 31	$666,110	673,707	543,390

*	Represents cash invested in Canadian government securities with maturities greater than 90 days at the date of acquisition.

See notes to consolidated financial statements, page F-7.

MURPHY OIL CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31 (Thousands of dollars)	2008	2007	2006

Cumulative Preferred Stock – par $100, authorized 400,000 shares, none issued	—	—	—

Common Stock – par $1.00, authorized 450,000,000 shares at December 31, 2008, 2007 and 2006, issued 191,248,941 shares at December 31, 2008, 189,972,970 shares at December 31, 2007, and 187,691,508 shares at December 31, 2006

Balance at beginning of year	$189,973	187,692	186,829
Exercise of stock options	1,276	2,281	863

Balance at end of year	191,249	189,973	187,692

Capital in Excess of Par Value
Balance at beginning of year	547,185	454,860	437,963
Exercise of stock options, including income tax benefits	45,839	63,702	23,956
Restricted stock transactions and other	7,089	3,794	(1,390)
Amortization, forfeitures and other	30,811	23,784	10,180
Sale of stock under employee stock purchase plans	935	1,045	561
Reclassification from Unamortized Restricted Stock Awards upon adoption of SFAS No. 123R	—	—	(16,410)

Balance at end of year	631,859	547,185	454,860

Retained Earnings
Balance at beginning of year	3,983,998	3,349,832	2,803,325
Cumulative effect of changes in accounting principles	—	(5,010)	—
Net income for the year	1,739,986	766,529	644,669
Cash dividends – $.875 per share in 2008, $.675 per share in 2007 and $.525 per share in 2006	(166,501)	(127,353)	(98,162)

Balance at end of year	5,557,483	3,983,998	3,349,832

Accumulated Other Comprehensive Income
Balance at beginning of year	351,765	131,999	133,353
Cumulative effect of changes in accounting principles	—	1,345	—
Foreign currency translation gains (losses), net of income taxes	(383,021)	204,266	37,143
Cash flow hedging gains, net of income taxes	—	—	13,459
Retirement and postretirement benefit plan adjustments, net of income taxes	(56,441)	14,155	(819)
Adjustment to initially apply SFAS No. 158, net of income taxes	—	—	(51,137)

Balance at end of year	(87,697)	351,765	131,999

Unamortized Restricted Stock Awards
Balance at beginning of year	—	—	(16,410)
Reclassification to Capital in Excess of Par Value upon adoption of SFAS No. 123R	—	—	16,410

Balance at end of year	—	—	—

Treasury Stock
Balance at beginning of year	(6,747)	(3,110)	(22,990)
Exercise of stock options	—	—	13,345
Sale of stock under employee stock purchase plans	515	982	737
Awarded restricted stock, net of forfeitures	(7,717)	(4,619)	5,798

Balance at end of year – 535,135 shares of Common Stock in 2008, 258,821 shares in 2007 and 119,308 shares in 2006	(13,949)	(6,747)	(3,110)

Total Stockholders’ Equity	$6,278,945	5,066,174	4,121,273

See notes to consolidated financial statements, page F-7.

MURPHY OIL CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31 (Thousands of dollars)	2008	2007	2006
Net income	$1,739,986	766,529	644,669
Other comprehensive income (loss), net of tax
Cash flow hedges
Net derivative losses	—	—	(5,154)
Reclassification to income	—	—	18,613

Total cash flow hedges	—	—	13,459
Net gain (loss) from foreign currency translation	(383,021)	204,266	37,143
Retirement and postretirement plan adjustments	(56,441)	14,155	(819)

Other comprehensive income (loss)	(439,462)	218,421	49,783

Comprehensive Income	$1,300,524	984,950	694,452

See notes to consolidated financial statements, page F-7.

MURPHY OIL CORPORATION AND CONSOLIDATED SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A – Significant Accounting Policies

NATURE OF BUSINESS – Murphy Oil Corporation is an international oil and gas company that conducts its business through various operating subsidiaries. The Company produces oil and/or natural gas in the United States, Canada, the United Kingdom, Malaysia and Ecuador and conducts oil and natural gas exploration activities worldwide. The Company has an interest in a Canadian synthetic oil operation, owns two petroleum refineries in the United States and one refinery in the United Kingdom. Murphy markets petroleum products under various brand names and to unbranded wholesale customers in the United States and United Kingdom.

PRINCIPLES OF CONSOLIDATION – The consolidated financial statements include the accounts of Murphy Oil Corporation and all majority-owned subsidiaries. For consolidated subsidiaries that are less than wholly owned, the noncontrolling interest is reflected in the balance sheet as a component of Stockholders’ Equity. Undivided interests in oil and gas joint ventures are consolidated on a proportionate basis. Investments in affiliates in which the Company owns from 20% to 50% are accounted for by the equity method. Other investments are generally carried at cost. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION – Revenues from sales of crude oil, natural gas and refined petroleum products are recorded when deliveries have occurred and legal ownership of the commodity transfers to the customer. Title transfers for crude oil, natural gas and bulk refined products generally occur at pipeline custody points or when a tanker lifting has occurred. Refined products sold at retail are recorded when the customer takes delivery at the pump. Merchandise revenues are recorded at the point of sale. Revenues from the production of oil and natural gas properties in which Murphy shares an undivided interest with other producers are recognized based on the actual volumes sold by the Company during the period. Gas imbalances occur when the Company’s actual sales differ from its entitlement under existing working interests. The Company records a liability for gas imbalances when it has sold more than its working interest of gas production and the estimated remaining reserves make it doubtful that partners can recoup their share of production from the field. At December 31, 2008 and 2007, the liabilities for natural gas balancing were immaterial.

The Company enters into buy/sell and similar arrangements when crude oil and other petroleum products are held at one location but are needed at a different location. The Company often pays or receives funds related to the buy/sell arrangement based on location or quality differences. The Company accounts for such transactions on a net basis in its consolidated statement of income.

TAXES COLLECTED FROM CUSTOMERS AND REMITTED TO GOVERNMENT AUTHORITIES – Excise and other taxes collected on sales of refined products and remitted to governmental agencies are excluded from revenues and costs and expenses in the Consolidated Statement of Income.

CASH EQUIVALENTS – Short-term investments, which include government securities and other instruments with government securities as collateral, that have a maturity of three months or less from the date of purchase are classified as cash equivalents.

MARKETABLE SECURITIES – The Company classifies investments in marketable securities as available-for-sale or held-to-maturity in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company does not have any investments classified as trading. Available-for-sale securities are carried at fair value with the unrealized gain or loss, net of tax, reported in other comprehensive income. Held-to-maturity securities are recorded at amortized cost. Premiums and discounts are amortized or accreted into earnings over the life of the related available-for-sale or held-to-maturity security. Dividend and interest income is recognized when earned. Unrealized losses considered to be “other than temporary” are recognized currently in earnings. The cost of securities sold is based on the specific identification method. The fair value of investment securities is determined by available market prices. At December 31, 2008, the Company owned Canadian government securities with maturities greater than 90 days at date of acquisition that had a carrying value of $420,340,000.

ACCOUNTS RECEIVABLE – The Company’s accounts receivable primarily consists of amounts owed to the Company by customers for sales of crude oil, natural gas and refined products under varying credit arrangements. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses on these receivables. The Company reviews this allowance for adequacy at least quarterly and bases its assessment on a combination of current information about its customers and historical write-off experience.

PROPERTY, PLANT AND EQUIPMENT – The Company uses the successful efforts method to account for exploration and development expenditures. Leasehold acquisition costs are capitalized. If proved reserves are found on an undeveloped property, leasehold cost is transferred to proved properties. Costs of undeveloped leases are generally expensed over the life of the leases. Exploratory well costs are capitalized pending determination about whether proved reserves have been found. In certain cases, a determination of whether a drilled exploratory well has found proved reserves can not be made immediately. This is generally due to the need for a major capital expenditure to produce and/or evacuate the hydrocarbon(s) found. The determination of whether to make such a capital expenditure is usually dependent on whether further exploratory wells find a sufficient quantity of additional reserves. Using guidance issued in FASB Staff Position 19-1 (FSP 19-1), Accounting for Suspended Well Costs, the Company continues to capitalize exploratory well costs in Property, Plant and Equipment when the well has found a sufficient quantity of reserves to justify its completion as a producing well and the Company is making sufficient progress assessing the reserves and the economic and operating viability of the project. The Company reevaluates its capitalized drilling costs at least annually to ascertain whether drilling costs continue to qualify for ongoing capitalization. Other exploratory costs, including geological and geophysical costs, are charged to expense as incurred. Development costs, including unsuccessful development wells, are capitalized. Interest is capitalized on development projects that are expected to take one year or more to complete.

Oil and gas properties are evaluated by field for potential impairment. Other properties are evaluated for impairment on a specific asset basis or in groups of similar assets as applicable. An impairment is recognized when the estimated undiscounted future net cash flows of an asset are less than its carrying value. If an impairment occurs, the carrying value of the impaired asset is reduced to fair value.

Asset retirement obligations (ARO) are accounted for using SFAS No. 143, Accounting for Asset Retirement Obligations, which requires the Company to record a liability equal to the fair value of the estimated cost to retire an asset. The ARO liability is recorded in the period in which the obligation meets the definition of a liability, which is generally when a well is drilled or the asset is placed in service. The ARO liability is estimated by the Company’s engineers using existing regulatory requirements and anticipated future inflation rates. When the liability is initially recorded, the Company increases the carrying amount of the related long-lived asset by an amount equal to the original liability. The liability is increased over time to reflect the change in its present value, and the capitalized cost is depreciated over the useful life of the related long-lived asset. Actual costs of asset retirements such as dismantling oil and gas production facilities and site restoration are charged against the related liability. Any difference between costs incurred upon settlement of an asset retirement obligation and the recorded liability is recognized as a gain or loss in the Company’s earnings.

Depreciation and depletion of producing oil and gas properties is recorded based on units of production. Unit rates are computed for unamortized exploration drilling and development costs using proved developed reserves and for unamortized leasehold costs using all proved reserves. Asset retirement costs are amortized over proved reserves using the units of production method. As more fully described on page F-34 of this Form 8-K report, proved reserves are estimated by the Company’s engineers and are subject to future revisions based on availability of additional information. Refineries and certain marketing facilities are depreciated primarily using the composite straight-line method with depreciable lives ranging from 14 to 25 years. Gasoline stations and other properties are depreciated over 3 to 20 years by individual unit on the straight-line method. Gains and losses on asset disposals or retirements are included in income as a separate component of revenues.

Turnarounds for major processing units are scheduled at four to five year intervals at the Company’s three refineries. Turnarounds for coking units at Syncrude Canada Ltd. are scheduled at intervals of two to three years. Turnaround work associated with various other less significant units at the Company’s refineries and Syncrude will vary depending on operating requirements and events. Murphy defers turnaround costs incurred and amortizes such costs through Operating Expenses over the period until the next scheduled turnaround. All other maintenance and repairs are expensed as incurred. Renewals and betterments are capitalized.

INVENTORIES – Unsold crude oil production is carried in inventory at the lower of cost, generally applied on a first-in, first-out (FIFO) basis, or market, and include costs incurred to bring the inventory to its existing condition. Refinery inventories of crude oil and other feedstocks and finished product inventories are valued at the lower of cost, generally applied on a last-in, first-out (LIFO) basis, or market. Inventory held for resale at retail marketing stations is generally carried at average cost and is included in Finished Products Inventory. Materials and supplies are valued at the lower of average cost or estimated value and generally consist of tubulars and other drilling equipment as well as spare parts for refinery operations. Cash collected upon the sale of inventory to customers is classified as an operating activity in the Consolidated Statement of Cash Flows.

GOODWILL – Goodwill is recorded in an acquisition when the purchase price exceeds the fair value of net assets acquired. All recorded goodwill arose from the purchase of Beau Canada Exploration Ltd. by the Company’s wholly owned Canadian subsidiary in 2000. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized. SFAS No. 142 requires an annual assessment of recoverability of the carrying value of goodwill. The Company assesses goodwill recoverability at each year-end by comparing the fair value of net assets for conventional oil and natural gas properties in Canada with the carrying value of these net assets including goodwill. The fair value of the conventional oil and natural gas reporting unit is determined using the expected present value of future cash flows. The change in the carrying value of goodwill during 2008 was caused by a change in the foreign currency translation rate between years and sale of certain assets in Canada during the year. Based on its assessment of the fair value of its Canadian conventional oil and natural gas operations, the Company believes the recorded value of goodwill is not impaired at December 31, 2008. Should a future assessment indicate that goodwill is not fully recoverable, an impairment charge to write down the carrying value of goodwill would be required.

ENVIRONMENTAL LIABILITIES – A liability for environmental matters is established when it is probable that an environmental obligation exists and the cost can be reasonably estimated. If there is a range of reasonably estimated costs, the most likely amount will be recorded, or if no amount is most likely, the minimum of the range is used. Related expenditures are charged against the liability. Environmental remediation liabilities have not been discounted for the time value of future expected payments. Environmental expenditures that have future economic benefit are capitalized.

INCOME TAXES – The Company accounts for income taxes using the asset and liability method. Under this method, income taxes are provided for amounts currently payable and for amounts deferred as tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income taxes are measured using the enacted tax rates that are assumed will be in effect when the differences reverse. Petroleum revenue taxes are provided using the estimated effective tax rate over the life of applicable U.K. properties. The Company uses the deferral method to account for Canadian investment tax credits associated with the Hibernia and Terra Nova oil fields. As described in Notes B and I, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007. This guidance permits recognition of income tax benefits only when they are more likely than not to be realized. The Company includes potential penalties and interest for uncertain income tax positions in income tax expense.

FOREIGN CURRENCY – Local currency is the functional currency used for recording operations in Canada and Spain and for refining and marketing activities in the United Kingdom. The U.S. dollar is the functional currency used to record all other operations. Exchange gains or losses from transactions in a currency other than the functional currency are included in earnings. Gains or losses from translating foreign functional currency into U.S. dollars are included in Accumulated Other Comprehensive Income in Stockholders’ Equity.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES – The Company accounts for derivative instruments and hedging activity under SFAS No. 133, as amended by SFAS Nos. 138 and 149. The fair value of a derivative instrument is recognized as an asset or liability in the Company’s Consolidated Balance Sheet. Upon entering into a derivative contract, the Company may designate the derivative as either a fair value hedge or a cash flow hedge, or decide that the contract is not a hedge, and thenceforth, recognize changes in the fair value of the contract in earnings. The Company documents the relationship between the derivative instrument designated as a hedge and the hedged items as well as its objective for risk management and strategy for use of the hedging instrument to manage the risk. Derivative instruments designated as fair value or cash flow hedges are linked to specific assets and liabilities or to specific firm commitments or forecasted transactions. The Company assesses at inception and on an ongoing basis whether a derivative instrument used as a hedge is highly effective in offsetting changes in the fair value or cash flows of the hedged item. A derivative that is not a highly effective hedge does not qualify for hedge accounting. Changes in the fair value of a qualifying fair value hedge are recorded in earnings along with the gain or loss on the hedged item. Changes in the fair value of a qualifying cash flow hedge are recorded in other comprehensive income until the hedged item is recognized in earnings. When the income effect of the underlying cash flow hedged item is recognized in the Statement of Income, the fair value of the associated cash flow hedge is reclassified from other comprehensive income into earnings. Ineffective portions of a cash flow hedge derivative’s change in fair value are recognized currently in earnings. If a derivative instrument no longer qualifies as a cash flow hedge and the underlying forecasted transaction is no longer probable of occurring, hedge accounting is discontinued and the gain or loss recorded in other comprehensive income is recognized immediately in earnings.

NET INCOME PER COMMON SHARE – Basic income per Common share is computed by dividing net income for each reporting period by the weighted average number of Common shares outstanding during the period. Diluted income per Common share is computed by dividing net income for each reporting period by the weighted average number of Common shares outstanding during the period plus the effects of all potentially dilutive Common shares.

STOCK-BASED COMPENSATION – Under SFAS No. 123R, Share-Based Payment, the fair value of awarded stock options, restricted stock and restricted stock units is determined using a fair value based on a combination of management assumptions and the market value of the Company’s common stock. The Company uses the Black-Scholes option pricing model for computing the fair value of stock options. The primary assumptions made by management include the expected life of the stock option award and the expected volatility of Murphy’s common stock prices. The Company uses both historical data and current information to support its assumptions. Stock option expense is recognized on a straight-line basis over the respective vesting period of two or three years. The Company uses a Monte Carlo valuation model to determine the fair value of performance-based restricted stock and restricted stock units and expense is recognized over the three-year vesting period. The fair value of time-lapse restricted stock is determined based on the price of Company stock on the date of grant and is recognized over the vesting period. The Company estimates the number of stock options and performance-based restricted stock and restricted stock units that will not vest and adjusts its compensation expense accordingly. Differences between estimated and actual vested amounts are accounted for when known.

USE OF ESTIMATES – In preparing the financial statements of the Company in conformity with U.S. generally accepted accounting principles, management has made a number of estimates and assumptions related to the reporting of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Actual results may differ from the estimates.

Note B – New Accounting Principles and Recent Accounting Pronouncements

New Accounting Principles Adopted

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, and where applicable simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. The statement was originally effective for fiscal years beginning January 1, 2008. On February 12, 2008, the FASB issued FSP No. 157-2 that delayed for one year the effective date of SFAS No. 157 for most nonfinancial assets and nonfinancial liabilities. Provisions of the statement are to be applied prospectively except in limited situations. The Company adopted this statement as of January 1, 2008 and the adoption had no material impact on its consolidated financial statements. See further disclosures at Note O.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). This pronouncement permits companies with eligible financial assets and financial liabilities to measure these items at fair value in the financial statements. This option to measure at fair value is both instrument specific and irrevocable. If the fair value option is elected, certain additional disclosures are required and financial statements for periods prior to the adoption may not be restated. The Company adopted this standard as of January 1, 2008, but the Company chose not to elect fair value measurement for any financial assets and financial liabilities, and therefore, the adoption of SFAS No. 159, had no impact on the Company’s consolidated balance sheet or consolidated statement of income.

In June 2007, the FASB ratified the Emerging Issues Task Force’s Issue No. 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (EITF No. 06-11). This new guidance was effective for the Company beginning in January 2008 and required that income tax benefits received by the Company for dividends paid on share-based incentive awards be recorded in Capital in Excess of Par Value in Stockholders’ Equity. Under certain circumstances, such tax benefits received on awards that do not vest could be reclassified to reduce income tax expense in the Consolidated Statements of Income. The effect of adopting EITF No. 06-11 in 2008 was not material to the Company’s consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of SFAS Nos. 87, 88, 106 and 132R (SFAS No. 158). This statement requires the Company to recognize in its consolidated balance sheet the overfunded or underfunded status of its defined benefit plans as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This statement also requires that the Company measure the funded status of a plan as of December 31 rather than September 30 as previously permitted. The Company implemented this statement as to recognition of funded status as of December 31, 2006 and as to the year-end measurement date as of January 1, 2007. The adoption of the year-end measurement portion of this statement led to an adjustment to reduce Retained Earnings as of January 1, 2007 by $4,301,000. Refer to Note K for further information.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). This interpretation clarifies the criteria for recognizing income tax benefits under FASB Statement No. 109, Accounting for Income Taxes, and requires additional financial statement disclosures about uncertain tax positions. Effective January 1, 2007, the Company adopted FIN 48. Under FIN 48 the financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable taxing authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement. Upon adoption of FIN 48, the Company recognized a $709,000 increase in its liability for unrecognized income tax benefits, which is included in Deferred Credits and Other Liabilities in the Consolidated Balance Sheet, and it recognized a similar decrease to Retained Earnings. Refer to Note I for further information.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. This statement is effective for the Company beginning January 1, 2009. Upon adoption, this statement will require noncontrolling interests to be reclassified as equity, and consolidated net income and comprehensive income shall include the respective results attributable to noncontrolling interests. It is to be applied prospectively and early adoption is not permitted. The Company does not expect this statement to have a significant effect on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. This statement establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquired business. It also establishes how to recognize and measure goodwill acquired in the business combination or a gain from a bargain purchase, if applicable. This statement shall be applied prospectively by the Company to any business combination that occurs on or after January 1, 2009. Early application is prohibited. Assets and liabilities that arise from business combinations occurring prior to 2009 shall not be adjusted upon application of this statement. This statement will impact the recognition and measurement of assets and liabilities in business combinations that occur after 2008, and the Company is unable to predict at this time how the application of this statement will affect its financial statements in future periods.

In March 2008, the FASB issued SFAS No. 161, Disclosure about Derivative Instruments and Hedging Activities. This statement is effective for the Company beginning in January 2009, and it expands required disclosures regarding derivative instruments to include qualitative information about objectives and strategies for using derivatives, quantities disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. The Company does not expect this statement to have a significant effect on its consolidated financial statements.

In June 2008, the FASB issued FASB Staff Position on EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (FSP EITF 03-6-1). This statement provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and, therefore, need to be included in the earnings per share (EPS) calculation under the two-class method. All prior-period EPS calculations must be adjusted retrospectively. This statement is effective for the Company in 2009. Although the Company is in the process of evaluating this statement, it does not expect the effect of adopting this statement in 2009 to have a significant impact on its prior-period EPS calculations.

In December 2008, the FASB issued Staff Position No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This guidance will require additional disclosures about benefit plan assets, including how asset investment allocation decisions are made, the fair value of each major category of plan assets, and how fair value is determined for each major asset category. This guidance is effective for the Company at year-end 2009. Upon adoption, no comparative disclosures are required for earlier years presented. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements in future periods.

In November 2008, the EITF published Issue No. 08-6, Equity Method Investment Accounting Considerations. This pronouncement gives guidance about how to initially measure contingent consideration for an equity method investment, how to recognize other-than-temporary impairments of an equity method investment, and how an equity method investor is to account for a share issuance by an investee. This guidance is effective for the Company at the beginning of its 2009 fiscal year. The guidance is to be applied prospectively and early adoption is not permitted. The Company is currently evaluating this guidance and is unable to predict at this time how it will impact its consolidated financial statements in future periods.

Note C – Subsequent Event, Discontinued Operations and Adjustments to Consolidated Financial Statements.

On March 12, 2009, the Company sold its operations in Ecuador for net cash proceeds of $78.9 million, subject to post-closing adjustments. The acquiror also assumed certain tax and other liabilities associated with the Ecuador properties sold. The Ecuador properties sold included 20% interests in producing areas, including Block 16 and the nearby Tivacuno field. Ecuador operating results prior to the sale have been reported as discontinued operations for all periods presented. The consolidated financial statements for 2008 and prior years have been adjusted to conform to this presentation. The financial information contained in the financial statements and accompanying consolidated notes to the financial statements reflect only the adjustments described above. No other modifications or updates to these disclosures for events that occurred after February 27, 2009, the date of the filing of our 2008 Form 10-K, have been made in this Current Report on Form 8-K.

The following table reflects the results of operations from the Ecuador properties sold in 2009.

(Thousands of dollars)	2008	2007	2006
Revenues	80,209	126,134	126,125
Income before income tax expense	188	48,228	66,515
Income tax expense	4,951	20,779	24,896

Note D – Milford Haven Refinery Acquisition

On December 1, 2007, Murphy Oil’s indirect wholly-owned subsidiary, Murco Petroleum Limited (Murco), acquired the remaining 70% interest in the Milford Haven, Wales, refinery in the U.K. Prior to the acquisition, Murco held an effective 30% interest in the 108,000 barrel per day refinery located in Pembrokeshire in southwest Wales. Post-acquisition, Murco owns 100% of the refinery. Murco paid cash consideration for the refinery complex, certain nearby land, the adjacent jetty, a pipeline connection to the Mainline Pipeline and spare parts. Murco also obtained the refinery workforce and primary operational systems, and purchased certain crude oil and products inventory at the time of acquisition. The total purchase price of $348,292,000 included $11,078,000 of transaction costs. Revenue and expenses associated with the 70% interest acquired have been included in the Company’s consolidated financial statements beginning on December 1, 2007. No goodwill was recorded associated with this acquisition as the fair value of the assets acquired exceeded the purchase price paid by the Company.

Note E – Property, Plant and Equipment

	December 31, 2008			December 31, 2007
(Thousands of dollars)	Cost	Net		Cost	Net
Exploration and production[1]	$8,485,391	5,791,945	[2]	7,748,041	5,316,671	[2]
Refining	1,649,679	881,436		1,665,807	922,443
Marketing	1,337,223	1,008,703		1,133,788	822,580
Corporate and other	79,818	45,634		78,524	48,128

	$11,552,111	7,727,718		10,626,160	7,109,822

[1] Includes mineral rights as follows:	$536,884	374,646		461,974	377,307
[2] Includes $13,983 in 2008 and $13,730 in 2007 related to administrative assets and support equipment.

On December 1, 2006, the Company exchanged its interest in the Rimbey field in western Canada for an 80% interest in the common stock of Berkana Energy Corporation (Berkana). The Company recorded a $9,909,000 pretax gain in 2006 associated with the Rimbey exchange. The transaction was accounted for as a reverse acquisition. In January 2008, the Company sold its interest in Berkana Energy Corporation and recorded a pretax gain of $41,950,000 ($40,161,000 after-tax). In May 2008, the Company sold its interest in the Lloydminster area properties in Western Canada for a pretax gain of $90,451,000 ($67,236,000 after-tax).

In 2007, the Company entered into an agreement with Walmart Stores, Inc. to purchase parcels of property leased from Walmart for its Murphy USA retail gasoline stations. A total of 835 sites have been purchased at a cost of $304,200,000. In conjunction with purchasing these sites, the Company closed 55 stations in the U.S. and Canada in 2007. In the Consolidated Statement of Income for 2007, the Company recorded noncash impairment charges of $40,708,000 primarily for writedown of the remaining book value and associated abandonment costs related to the North American retail gasoline station closures.

The FASB issued FSP 19-1 to provide guidance on accounting for exploratory well costs and to amend SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies (SFAS No. 19). The guidance in FSP 19-1 applies to companies that use the successful efforts method of accounting as described in SFAS No. 19. This FSP clarifies that exploratory well costs should continue to be capitalized when the well has found a sufficient quantity of reserves to justify its completion as a producing well and the company is making sufficient progress assessing the reserves and the economic and operating viability of the project. The guidance in this FSP was applied on a prospective basis beginning in April 2005 to existing and newly-capitalized exploratory well costs.

At December 31, 2008, 2007 and 2006, the Company had total capitalized drilling costs pending the determination of proved reserves of $310,118,000, $272,155,000 and $315,445,000, respectively. The following table reflects the net changes in capitalized exploratory well costs during the three-year period ended December 31, 2008.

(Thousands of dollars)	2008	2007	2006
Beginning balance at January 1	$272,155	315,445	275,256
Additions to capitalized exploratory well costs pending the determination of proved reserves	44,832	6,856	158,234
Reclassifications to proved properties based on the determination of proved reserves	(6,869)	(50,146)	(114,614)
Capitalized exploratory well costs charged to expense or sold	—	—	(3,431)

Ending balance at December 31	$310,118	272,155	315,445

The following table provides an aging of capitalized exploratory well costs based on the date the drilling was completed and the number of projects for which exploratory well costs have been capitalized since the completion of drilling.

	2008			2007			2006
(Thousands of dollars)	Amount	No. of Wells	No. of Projects	Amount	No. of Wells	No. of Projects	Amount	No. of Wells	No. of Projects
Aging of capitalized well costs:
Zero to one year	$48,424	4	4	$8,851	10	1	$122,399	25	5
One to two years	8,870	7	—	101,120	19	4	107,212	10	2
Two to three years	101,151	18	4	87,393	8	2	73,681	10	3
Three years or more	151,673	14	4	74,791	8	2	12,153	1	1

	$310,118	43	12	$272,155	45	9	$315,445	46	11

Of the $261,694,000 of exploratory well costs capitalized more than one year, $169,283,000 is in Malaysia, $60,251,000 is in the Republic of the Congo, $27,633,000 is in the U.S., and $4,527,000 is in Canada. In Malaysia either further appraisal or development drilling is planned and/or development studies/plans are in various stages of completion. In the Republic of the Congo a development program is underway for the offshore Azurite field with first oil production expected in 2009. In the U.S. further drilling is anticipated and development plans are being formulated, and in Canada a continuing drilling and development program is underway.

Note F – Financing Arrangements

At December 31, 2008, the Company had a $1,962,500,000 committed credit facility with a major banking consortium that matures in June 2012. Between June 2010 and June 2011, the capacity of the committed facility is reduced to $1,905,000,000 and between June 2011 and June 2012 the maximum facility is $1,827,500,000. At December 31, 2008, the Company had borrowed $318,500,000 under this committed facility. Borrowings under this facility bear interest at prime or varying cost of fund options. Facility fees are due at varying rates on the commitment. At December 31, 2008 the Company had borrowed $110,000,000 under uncommitted credit lines. If necessary, the Company could convert borrowings under these uncommitted lines to the committed long-term credit facility outstanding through 2012. The Company’s shelf registration statement on file with the U.S. Securities and Exchange Commission that permitted the offer and sale of up to $650,000,000 in debt and/or equity securities expired on December 31, 2008. The Company expects to file a new shelf registration in the second quarter of 2009.

Note G – Long-term Debt

	December 31
(Thousands of dollars)	2008	2007
Notes payable
6.375% notes, due 2012, net of unamortized discount of $384 at December 31, 2008	$349,616	349,501
7.05% notes, due 2029, net of unamortized discount of $1,894 at December 31, 2008	248,106	248,014
Notes payable to banks, 0.925% to 3.20% at December 31, 2008	428,500	915,500

Total notes payable	1,026,222	1,513,015

Nonrecourse debt of a subsidiary
Loans payable to Canadian government, interest free, payable in Canadian dollars, due 2009	2,572	8,349

Total debt including current maturities	1,028,794	1,521,364
Current maturities	(2,572)	(5,208)

Total long-term debt	$1,026,222	1,516,156

Maturities for the four years after 2009 are: nil in 2010 and 2011, $778,116,000 in 2012 and nil in 2013.

The interest-free loans from the Canadian government were used to finance expenditures for the Hibernia field. The outstanding balance is to be repaid in annual installments through 2009.

Note H – Asset Retirement Obligations

The majority of the asset retirement obligations (ARO) recognized by the Company at December 31, 2008 and 2007 related to the estimated costs to dismantle and abandon its producing oil and gas properties and related equipment. A portion of the ARO relates to retail gasoline stations. The Company did not record an ARO for its refining and certain of its marketing assets because sufficient information is presently not available to estimate a range of potential settlement dates for the obligation. These assets are consistently being upgraded and are expected to be operational into the foreseeable future. In these cases, the obligation will be initially recognized in the period in which sufficient information exists to estimate the obligation.

A reconciliation of the beginning and ending aggregate carrying amount of the asset retirement obligation is shown in the following table.

(Thousands of dollars)	2008		2007
Balance at beginning of year	$336,107		237,875
Accretion expense	24,484		16,244
Liabilities incurred	46,367		50,686
Revision of previous estimates	68,245		29,103
Liabilities settled	(23,335	)*	(13,039)
Changes due to translation of foreign currencies	(16,279)		15,238

Balance at end of year	$435,589		336,107

*	Includes non-cash settlements related to sale of assets in Canada in 2008.

The estimation of future ARO is based on a number of assumptions requiring professional judgment. The Company cannot predict the type of revisions to these assumptions that may be required in future periods due to the availability of additional information such as: prices for oil field services, technological changes, governmental requirements and other factors.

Note I – Income Taxes

The components of income from continuing operations before income taxes for each of the three years ended December 31, 2008 and income tax expense (benefit) attributable thereto were as follows.

(Thousands of dollars)	2008	2007	2006
Income from continuing operations before income taxes
United States	$476,882	415,124	339,426
Foreign	2,341,483	773,880	632,457

	$2,818,365	1,189,004	971,883

Income tax expense (benefit)
Federal – Current	$134,759	82,033	120,591
– Deferred	40,328	56,407	(8,210)

	175,087	138,440	112,381

State	16,714	15,969	2,245

Foreign – Current*	689,407	248,301	216,457
– Deferred*	192,408	47,214	37,750

	881,815	295,515	254,207

Total	$1,073,616	449,924	368,833

*	Includes benefits of $38,687 in 2007 and $37,554 in 2006 for enacted reductions in federal and provincial tax rates in Canada. Tax expense in 2006 includes a charge of $17,845 for an enacted increase in income tax rate for exploration and production operations in the U.K.

Income tax benefits attributable to employee stock option transactions of $22,495,000 in 2008, $33,895,000 in 2007 and $13,680,000 in 2006 were included in Capital in Excess of Par Value in the Consolidated Balance Sheets. Income tax charges of $5,398,000 in 2006 relating to derivatives were included in Accumulated Other Comprehensive Income (AOCI).

The following table reconciles income taxes based on the U.S. statutory tax rate to the Company’s income tax expense.

(Thousands of dollars)	2008	2007	2006
Income tax expense based on the U.S. statutory tax rate	$986,428	416,151	340,159
Foreign income subject to foreign taxes at a rate different than the U.S. statutory rate	19,823	32,021	21,371
State income taxes, net of federal benefit	10,864	10,380	1,459
Changes in foreign tax rates	—	(38,687)	(19,709)
Increase in deferred tax asset valuation allowance related to foreign exploration expenditures	31,535	12,533	20,147
Other, net	24,966	17,526	5,406

Total	$1,073,616	449,924	368,833

An analysis of the Company’s deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 showing the tax effects of significant temporary differences follows.

(Thousands of dollars)	2008	2007
Deferred tax assets
Property and leasehold costs	$261,019	198,830
Liabilities for dismantlements	87,226	88,139
Postretirement and other employee benefits	114,221	87,906
Foreign tax credit carryforwards	41,043	41,043
Other deferred tax assets	119,314	107,219

Total gross deferred tax assets	622,823	523,137
Less valuation allowance	(266,755)	(214,120)

Net deferred tax assets	356,068	309,017

Deferred tax liabilities
Property, plant and equipment	(430,056)	(307,008)
Accumulated depreciation, depletion and amortization	(604,267)	(587,331)
Deferred major repair costs	(18,142)	(9,451)
Foreign currency translation gains	(8,128)	(150,005)
Other deferred tax liabilities	(144,803)	(98,748)

Total gross deferred tax liabilities	(1,205,396)	(1,152,543)

Net deferred tax liabilities	$(849,328)	(843,526)

In management’s judgment, the net deferred tax assets in the preceding table will more likely than not be realized as reductions of future taxable income or by utilizing available tax planning strategies. The valuation allowance for deferred tax assets relates primarily to tax assets arising in foreign tax jurisdictions and foreign tax credit carryforwards. In the judgment of management at the present time, these tax assets are not likely to be realized. The foreign tax credit carryforwards expire in 2011, 2014 and 2015. The valuation allowance increased $52,635,000 in 2008, with these changes primarily offsetting the change in certain deferred tax assets. Any subsequent reductions of the valuation allowance will be reported as reductions of tax expense assuming no offsetting change in the deferred tax asset.

The Company has not recognized a deferred tax liability for undistributed earnings of its Canadian and certain other foreign subsidiaries because such earnings are considered indefinitely invested in foreign countries. As of December 31, 2008, undistributed earnings of the Company’s subsidiaries considered indefinitely invested were approximately $3,177,000,000. The unrecognized deferred tax liability is dependent on many factors including withholding taxes under current tax treaties and foreign tax credits and is estimated to be $224,100,000. The Company does not consider undistributed earnings from certain other international operations to be indefinitely invested; however, any estimated tax liabilities upon repatriation of earnings from these international operations are expected to be offset with foreign tax credits.

Tax returns are subject to audit by various taxing authorities. Although the Company believes that recorded liabilities for unsettled issues are adequate, additional gains or losses could occur in future years from resolution of outstanding unsettled matters.

In October 2004 the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004 (the Act) became law. The FASB issued FASB Staff Position (FSP) 109-1 in December 2004 to provide guidance on the application of SFAS No. 109, Accounting for Income Taxes, to the provision within the Act that provides, beginning in 2005, a tax deduction on qualified production activities. The tax deduction phased in at 3% in 2005 and is scheduled to reach 9% in 2010, however, the deduction will be limited to 6% for oil rated qualified production activities. FSP 109-1 concluded that the tax benefit for the deduction should be recognized as realized. This FSP was effective upon issuance and the Company applied it in computing U.S. income tax expense beginning in 2005. The Company recorded tax benefits of nil, $4,725,000 and $2,450,000 in 2008, 2007 and 2006, respectively, related to the Act.

Uncertain Income Tax Positions

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). This interpretation clarifies the criteria for recognizing income tax benefits under FASB Statement No. 109, Accounting for Income Taxes, and requires additional disclosures about uncertain tax positions. Under FIN 48 the financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable taxing authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement. Upon adoption of FIN 48, the Company recognized a $709,000 increase in its liability for unrecognized income tax benefits, which is included in Deferred Credits and Other Liabilities in the Consolidated Balance Sheet, and it recognized a similar reduction of Retained Earnings. A reconciliation of the beginning and ending amount of the consolidated liability for unrecognized income tax benefits during the year ended December 31, 2008 follows.

(Thousands of dollars)	2008	2007
Balance at January 1	$25,598	16,436
Additions for tax positions related to respective year	6,558	9,101
Settlements with tax authorities	(3,837)	—
Settlements due to lapse of time	(7,502)	—
Changes due to translation of foreign currencies	(52)	61

Balance at December 31	$20,765	25,598

All additions or reductions to the above liability, other than translation of foreign currencies, affect the Company’s effective income tax rate in the respective period of change. The Company accounts for any applicable interest and penalties on uncertain tax positions as a component of income tax expense. The Company also had other recorded liabilities as of December 31, 2008 and 2007 for interest and penalties of $2,640,000 and $4,065,000, respectively, associated with uncertain tax positions. Income tax expense for the years ended December 31, 2008 and 2007 included a benefit for interest and penalties of $1,185,000 and $2,228,000, respectively, associated with uncertain tax positions.

During the next twelve months, the Company currently expects to add to the liability for uncertain taxes for 2009 events in amounts that approximate the liabilities included for 2008. Although existing liabilities could be reduced by settlement with taxing authorities or lapse due to statute of limitations, the Company believes that the changes in its unrecognized tax benefits due to these events will not have a material impact on the Consolidated Statement of Income during 2008. The Company’s tax returns in multiple jurisdictions are subject to audit by taxing authorities. These audits often take years to complete and settle. As of December 31, 2008, the earliest years remaining open for audit and/or settlement in our major taxing jurisdictions are as follows: United States – 2005; Canada – 2003; United Kingdom – 2005; Malaysia – 2006; and Ecuador – 2000.

Note J – Incentive Plans

Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), requires that the cost resulting from all share-based payment transactions be recognized as an expense in the financial statements using a fair value-based measurement method over the periods that the awards vest.

At the annual meeting of shareholders on May 9, 2007, two new incentive compensation plans were approved and the Employee Stock Purchase Plan was amended. The 2007 Annual Incentive Plan (2007 Annual Plan) authorizes the Executive Compensation Committee (the Committee) to establish specific performance goals associated with annual cash awards that may be earned by officers, executives and other key employees. Cash awards under the 2007 Annual Plan are determined based on the Company’s actual financial and operating results as measured against the performance goals established by the Committee. The 2007 Long-Term Incentive Plan (2007 Long-Term Plan) authorizes the Committee to make grants of the Company’s Common Stock to employees. These grants may be in the form of stock options (nonqualified or incentive), stock appreciation rights (SAR), restricted stock, restricted stock units, performance units, performance shares, dividend equivalents and other stock-based incentives. The 2007 Long-Term Plan expires in 2017. A total of 6,700,000 shares are issuable during the life of the 2007 Long-Term Plan, with annual grants limited to 1% of Common shares outstanding; allowed shares not granted may be granted in future years. The Company also has a Stock Plan for Non-Employee Directors that permits the issuance of restricted stock, restricted stock units and stock options or a combination thereof to the Company’s Directors. Upon approval by shareholders, the 2007 Long-Term Plan replaced the 1992 Stock Incentive Plan (1992 Plan). The 1992 Plan authorized the Committee to make annual grants of the Company’s Common Stock to executives and other key employees in the form of stock options (nonqualified or incentive), SAR, and/or restricted stock. Annual grants could not exceed 1% of shares outstanding at the end of the preceding year.

The Company generally expects to issue new shares to satisfy future stock option exercises and vesting of restricted stock and restricted stock units.

Amounts recognized in the financial statements with respect to share-based plans are as follows.

(Thousands of dollars)	2008	2007	2006
Compensation charged against income before income tax benefit	$25,656	22,241	18,814
Related income tax benefit recognized in income	8,628	7,778	6,112

As of December 31, 2008, there was $29,668,000 in compensation costs to be expensed over approximately the next two years related to unvested share-based compensation arrangements granted by the Company. Cash received from options exercised under all share-based payment arrangements for the years ended December 31, 2008, 2007 and 2006 was $29,687,000, $41,624,000 and $24,864,000, respectively. Total income tax benefits realized from tax deductions related to stock option exercises under share-based payment arrangements were $23,031,000, $32,844,000 and $14,134,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

STOCK OPTIONS – The Committee fixes the option price of each option granted at no less than fair market value (FMV) on the date of the grant and fixes the option term at no more than 10 years from such date. Each option granted to date under the 2007 Long-Term Plan and the 1992 Plan has had a term of 7 to 10 years, has been nonqualified, and has had an option price equal to or higher than FMV at date of grant. Under the 2007 Long-Term Plan and the 1992 Plan, one-half of each grant is exercisable after two years and the remainder after three years. Under the 2003 Director Plan, one-third of each grant is exercisable after each of the first three years.

Under SFAS 123R, the fair value of each option award is estimated on the date of grant using the Black-Scholes pricing model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s stock and implied volatility on publicly traded at-the-money options on the Company’s stock. The Company uses historical data to estimate option exercise patterns within the valuation model. The expected term of the options granted is derived from historical behavior and considers certain groups of employees exhibiting different behavior. The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2008	2007	2006
Fair value per option grant	$17.69	15.02	$17.53
Assumptions
Dividend yield	1.20%	1.20%	0.90%
Expected volatility	27.00%	29.00%	30.00%
Risk-free interest rate	2.58%	4.70%	4.42%
Expected life	4.75 yrs.	4.75 yrs.	4.75 yrs.

Changes in options outstanding during the last three years are presented in the following table.

	Number of Shares	Average Exercise Price
Outstanding at December 31, 2005	8,414,637	$21.92
Granted at FMV	787,500	57.32
Exercised	(1,374,827)	17.18
Forfeited	(345,500)	45.73

Outstanding at December 31, 2006	7,481,810	25.41
Granted at FMV	895,500	51.07
Exercised	(2,249,300)	17.96
Forfeited	(326,500)	35.74

Outstanding at December 31, 2007	5,801,510	31.65
Granted at FMV	932,500	72.75
Exercised	(1,255,450)	20.56
Forfeited	(79,500)	60.40

Outstanding at December 31, 2008	5,399,060	$40.90

Exercisable at December 31, 2006	5,544,656	$18.31
Exercisable at December 31, 2007	3,997,010	22.44
Exercisable at December 31, 2008	3,375,810	28.46

Additional information about stock options outstanding at December 31, 2008 is shown below.

	Options Outstanding			Options Exercisable
Range of Exercise Prices per Option	No. of Options	Avg. Life in Years	Aggregate Intrinsic Value	No. of Options	Avg. Life in Years	Aggregate Intrinsic Value
$ 8.92 to $19.43	1,150,800	2.2	$32,012,000	1,150,800	2.2	$32,012,000
$21.17 to $38.18	1,370,010	3.2	25,808,000	1,370,010	3.2	25,808,000
$45.23 to $72.75	2,878,250	4.8	—	855,000	3.4	—

	5,399,060	3.9	$57,820,000	3,375,810	2.9	$57,820,000

The total intrinsic value of options exercised during 2008, 2007 and 2006 was $71,405,000, $98,863,000 and $48,701,000, respectively. Intrinsic value is the excess of the market price of stock at date of exercise over the exercise price received by the Company upon exercise. Aggregate intrinsic value is nil when the exercise price of the stock option exceeds the market price of the Company’s Common stock.

SAR – SAR may be granted in conjunction with or independent of stock options; if granted, the Committee would determine when SAR may be exercised and the price. No SAR have been granted.

PERFORMANCE-BASED RESTRICTED STOCK AND RESTRICTED STOCK UNITS – Shares of restricted stock were granted under the 1992 Plan in certain years and restricted stock units were granted in 2008 and 2007 under the 2007 Long-Term Plan. Each grant will vest if the Company achieves specific objectives based on market conditions at the end of the designated performance period. Additional shares may be awarded if objectives are exceeded, but some or all shares may be forfeited if objectives are not met. The market conditions generally include a measure of the Company’s total shareholder return over the performance period compared to an industry peer group of companies. During the performance period, a grantee receives dividends on restricted stock and may vote these shares, but shares are subject to transfer restrictions and are subject to forfeiture if a grantee terminates. No dividends are paid or voting rights exist on awards of restricted stock units. Changes in performance-based restricted stock and restricted stock units outstanding for each of the last three years are presented in the following table.

(Number of shares)	2008	2007	2006
Balance at beginning of year	798,497	680,292	478,445
Granted	328,000	299,000	265,750
Forfeited	(319,675)	(180,795)	(63,903)

Balance at end of year	806,822	798,497	680,292

The fair value of the performance-based awards granted in 2008, 2007 and 2006 was estimated on the date of grant using a Monte Carlo valuation model. If performance goals are not met, shares will not be awarded, but recognized compensation cost associated with the stock award would not be reversed.

Expected volatility was based on daily historical volatility of the Company’s stock price compared to a peer group average over a three year period. The risk-free interest rate is based on the yield curve of three year U.S. Treasury bonds and the stock beta was calculated using three years of historical averages of daily stock data for Murphy and the peer group. The assumptions used in the valuation of the performance awards granted in 2008, 2007 and 2006 are presented in the following table.

	2008	2007	2006
Fair value per share at grant date	$52.70 – $62.53	$45.05 – $48.23	$37.33
Assumptions
Expected volatility	29.00%	27.10%	26.30%
Risk-free interest rate	2.08%	4.64%	4.49%
Stock beta	0.885	0.912	0.955
Expected life	3.00 yrs.	3.00 yrs.	3.00 yrs.

TIME-LAPSE RESTRICTED STOCK – Shares of restricted stock were granted to the Company’s Directors under the 2003 Director Plan and vest on the third anniversary of the date of grant. In addition, the Committee awarded 60,000 time-lapse restricted stock units to an officer during 2008. The fair value of these awards was estimated based on the fair market value of the Company’s stock on the date of grant, which was $72.75 per share in 2008, $51.07 per share in 2007, and $57.32 per share in 2006. Changes in time-lapse restricted stock and restricted stock units outstanding for each of the periods are presented in the following table.

(Number of shares)	2008	2007	2006
Balance at beginning of year	68,289	56,142	35,574
Granted	84,930	32,750	20,568
Expired	(20,400)	(15,706)	—
Forfeited	—	(4,897)	—

Balance at end of year	132,819	68,289	56,142

EMPLOYEE STOCK PURCHASE PLAN (ESPP) – The Company has an ESPP under which the Company’s Common Stock can be purchased by eligible U.S. and Canadian employees. Each quarter, an eligible employee may elect to withhold up to 10% of his or her salary to purchase shares of the Company’s stock at the end of the quarter at a price equal to 90% of the fair value of the stock as of the first day of the quarter. The ESPP was amended in 2007 to increase the authorized number of shares and increase its term. The ESPP will now terminate on the earlier of the date that employees have purchased all 980,000 authorized shares or June 30, 2017. Employee stock purchases under the ESPP were 20,715 shares at an average price of $73.94 per share in 2008, 30,011 shares at $52.68 per share in 2007, and 28,280 shares at $45.88 per share in 2006. At December 31, 2008, 450,479 shares remained available for sale under the ESPP. Compensation costs related to the ESPP are estimated based on the value of the 10% discount and the fair value of the option that provides for the refund of participant withholdings, and such expenses were $401,000 in 2008, $253,000 in 2007 and $256,000 in 2006. The fair value per share issued under the ESPP was approximately $13.03, $8.32, and $7.57 for the years ended December 31, 2008, 2007 and 2006, respectively.

SAVINGS-RELATED SHARE OPTION PLAN (SOP) – One of the Company’s U.K. subsidiaries provides a plan that allows shares of the Company’s Common stock to be purchased by eligible employees using payroll withholdings. An eligible employee may elect to withhold from £5 to £250 per month to purchase shares of Company stock at a price equal to 90% of the fair value of the stock as of the date of grant. The SOP plan has a term of three years and employee withholdings are fixed over the life of the plan. At the end of the term of the SOP plan an employee receives interest on withholdings and has six months to either use all or part of the withholdings plus credited interest to purchase shares of Company stock or receive a repayment of withholdings plus credited interest. Compensation costs related to the SOP plan are estimated based on the value of the 10% discount and the fair value of the option that allows the employee to receive a repayment of withholdings plus credited interest. The fair value per share of the SOP plans with holding periods ending in May 2007, December 2009 and August 2010 were determined to be $11.64, $19.57 and $19.90, respectively.

CASH AWARDS – The Committee also administers the Company’s incentive compensation plans, which provide for annual or periodic cash awards to officers, directors and key employees. These cash awards are generally determinable based on the Company achieving specific financial and/or operational objectives. Compensation expense of $23,793,000, $23,716,000 and $14,862,000 was recorded in 2008, 2007 and 2006, respectively, for these plans.

Note K – Employee and Retiree Benefit Plans

PENSION AND OTHER POSTRETIREMENT PLANS – The Company has defined benefit pension plans that are principally noncontributory and cover most full-time employees. All pension plans are funded except for the U.S. and Canadian nonqualified supplemental plans and the U.S. directors’ plan. All U.S. tax qualified plans meet the funding requirements of federal laws and regulations. Contributions to foreign plans are based on local laws and tax regulations. The Company also sponsors health care and life insurance benefit plans, which are not funded, that cover most retired U.S. employees. The health care benefits are contributory; the life insurance benefits are noncontributory.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of SFAS Nos. 87, 88, 106 and 132R (SFAS No. 158). This statement requires the Company to recognize in its consolidated balance sheet the overfunded or underfunded status of its defined benefit plans as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This statement also requires that the Company measure the funded status of all plans as of December 31 rather than September 30 as previously permitted.

The Company adopted the requirement to use a December 31 measurement date for defined benefit plan measurement beginning in 2007. The transition from a measurement date as of September 30 to December 31 required the Company to reduce its consolidated Retained Earnings as of January 1, 2007 by $4,301,000 to recognize the one-time after-tax effect of an additional three months of net periodic benefit expense for its retirement and postretirement benefit plans.

The tables that follow provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets for the years ended December 31, 2008 and 2007 and a statement of the funded status as of December 31, 2008 and 2007.

	Pension Benefits		Other Postretirement Benefits
(Thousands of dollars)	2008	2007	2008	2007
Change in benefit obligation
Obligation at January 1	$446,386	429,398	80,685	72,567
Adjustment due to adoption of SFAS No. 158	—	2,606	—	1,685
Service cost	17,928	11,424	2,708	2,283
Interest cost	27,667	24,492	5,087	4,354
Plan amendments	2,582	—	—	—
Participant contributions	36	51	846	941
Actuarial (gain) loss	(1,035)	(5,456)	2,802	3,257
Medicare Part D subsidy	—	—	195	387
Exchange rate changes	(29,756)	5,313	—	—
Benefits paid	(22,111)	(21,442)	(5,005)	(4,789)
Other	—	—	—	—

Obligation at December 31	441,697	446,386	87,318	80,685

Change in plan assets
Fair value of plan assets at January 1	339,259	313,214	—	—
Adjustment due to adoption of SFAS No. 158	—	3,736	—	—
Actual return on plan assets	(63,312)	25,107	—	—
Employer contributions	50,639	12,156	3,964	3,461
Participant contributions	36	51	846	941
Medicare Part D subsidy	—	—	195	387
Exchange rate changes	(26,090)	6,785	—	—
Benefits paid	(22,111)	(21,442)	(5,005)	(4,789)
Other	(338)	(348)	—	—

Fair value of plan assets at December 31	278,083	339,259	—	—

Funded status and amounts recognized in the Consolidated Balance Sheets at December 31
Deferred charges and other assets	11,069	17,649	—	—
Other accrued liabilities	(13,244)	(33,251)	—	—
Deferred credits and other liabilities	(161,439)	(91,525)	(87,318)	(80,685)

Funded status and net plan liability recognized at December 31	$(163,614)	(107,127)	(87,318)	(80,685)

At December 31, 2008, amounts included in accumulated other comprehensive income (AOCI), before reduction for associated deferred income taxes, which have not been recognized in net periodic benefit expense are shown in the following table.

	Pension Benefits	Other Postretirement Benefits
(Thousands of dollars)	2008	2008
Net loss	$(169,101)	(32,528)
Prior service (cost) credit	(9,686)	2,511
Transitional asset	2,996	—

	$(175,791)	(30,017)

Amounts included in AOCI at December 31, 2008 that are expected to be amortized into net periodic benefit expense during 2009 are shown in the following table.

	Pension Benefits	Other Postretirement Benefits
(Thousands of dollars)	2008	2008
Net loss	$(11,239)	(1,673)
Prior service (cost) credit	(1,793)	264
Transitional asset	(499)	—

	$(13,531)	(1,409)

The table that follows includes projected benefit obligations, accumulated benefit obligations and fair value of plan assets for plans where the accumulated benefit obligation exceeded the fair value of plan assets.

	Projected Benefit Obligations		Accumulated Benefit Obligations		Fair Value of Plan Assets
(Thousands of dollars)	2008	2007	2008	2007	2008	2007
Funded qualified plans where accumulated benefit obligation exceeds fair value of plan assets	$370,793	377,503	317,418	330,511	254,819	302,970
Unfunded nonqualified and directors’ plans where accumulated benefit obligation exceeds fair value of plan assets	58,709	50,244	40,667	39,970	—	—
Unfunded other postretirement plans	87,318	80,685	87,318	80,685	—	—

The table that follows provides the components of net periodic benefit expense for each of the three years ended December 31, 2008.

	Pension Benefits			Other Postretirement Benefits
(Thousands of dollars)	2008	2007	2006	2008	2007	2006
Service cost	$17,928	11,424	10,264	2,708	2,283	2,128
Interest cost	27,667	24,492	21,670	5,087	4,354	3,923
Expected return on plan assets	(23,131)	(21,644)	(20,315)	—	—	—
Amortization of prior service cost	1,693	1,422	1,929	(264)	(264)	(277)
Amortization of transitional asset	(499)	(494)	(490)	—	—	—
Recognized actuarial loss	5,119	5,746	6,416	1,639	1,589	1,637

	28,777	20,946	19,474	9,170	7,962	7,411
Special termination benefits expense	—	—	4,748	—	—	—
Curtailment expense (benefit)	—	—	594	—	—	(152)

Net periodic benefit expense	$28,777	20,946	24,816	9,170	7,962	7,259

Termination and curtailment expense in 2006 primarily related to the reorganization of the Company’s U.S. exploration and production operation.

The preceding tables in this note include the following amounts related to foreign benefit plans.

	Pension Benefits		Other Postretirement Benefits
(Thousands of dollars)	2008	2007	2008	2007
Benefit obligation at December 31	$84,696	117,224	—	—
Fair value of plan assets at December 31	78,025	106,057	—	—
Net plan liability (asset) recognized	(6,671)	11,165	—	—
Net periodic benefit expense	8,231	3,342	—	—

The following table provides the weighted-average assumptions used in the measurement of the Company’s benefit obligations at December 31, 2008 and 2007 and net periodic benefit expense for the years 2008 and 2007.

	Benefit Obligations				Net Periodic Benefit Expense
	Pension Benefits		Postretirement Benefits		Pension Benefits		Postretirement Benefits
	December 31		December 31		Year		Year
	2008	2007	2008	2007	2008	2007	2008	2007
Discount rate	6.40%	6.25%	6.50%	6.50%	6.31%	5.76%	6.50%	6.00%
Expected return on plan assets	6.58%	6.93%	—	—	6.58%	6.89%	—	—
Rate of compensation increase	4.41%	4.42%	—	—	4.41%	4.40%	—	—

The discount rates used for purposes of determining the plan obligations and expense are based on the universe of high-quality corporate bonds that are available within each country. Cash flow analyses are performed in which a spot yield curve is used to discount projected benefit payment streams for the most significant plans. The discounted cash flows are used to determine an equivalent single rate which is the basis for selecting the discount rate within each country. Expected plan asset returns are based on long-term expectations for asset portfolios with similar investment mix characteristics. Expected compensation increases are based on anticipated future averages for the Company.

The weighted average asset allocation for the Company’s benefit plans at the annual measurement dates of December 31, 2008 and 2007 are presented in the following table.

	December 31,
	2008	2007
Equity securities	52.2%	57.3%
Debt securities	47.1	41.4
Cash	0.7	1.3

	100.0%	100.0%

The Company has directed the asset investment advisors of its benefit plans to maintain a portfolio nearly balanced between equity and debt securities. The investment advisors may vary the asset mix within the range of 40% to 70% for equity securities and 30% to 60% for debt securities. The Company believes that over time a balanced to slightly heavier weighting of the portfolio in equity securities compared to debt securities represents the most appropriate long-term mix for future investment return on domestic plans’ assets. Investment advisors are not permitted to invest benefit plan assets in Murphy Oil’s Common Stock.

The Company’s weighted average expected return on plan assets was 6.58% in 2008 and the return was determined based on an assessment of actual long-term historical returns and expected future returns for a portfolio with investment characteristics similar to that maintained by the plans. The 6.58% expected return was based on an expected average future equity securities return of 8.47% and a debt securities return of 5.24% and is net of average expected investment expenses of 0.52%. Over the last 10 years, the return on funded retirement plan assets has averaged 5.43%.

During 2008, the Company made contributions of $30,010,000 to its domestic defined benefit pension plans, $20,629,000 to its foreign defined benefit pension plan and $3,964,000 to its domestic postretirement benefits plan. The Company currently expects during 2009 to make contributions of $43,153,000 to its domestic defined benefit pension plans, $7,077,000 to its foreign defined benefit pension plans and $4,890,000 to its domestic postretirement benefits plan. The 2009 retirement plan contribution includes a currently anticipated voluntary contribution of $30,000,000.

Benefit payments reflecting expected future service as appropriate, which are expected to be paid in future years from the assets of the plans or by the Company are shown in the following table.

(Thousands of dollars)	Pension Benefits	Other Postretirement Benefits
2009	$22,681	5,413
2010	23,423	5,891
2011	24,061	6,267
2012	24,906	6,653
2013	26,156	7,037
2014-2018	149,858	40,484

For purposes of measuring postretirement benefit obligations at December 31, 2008, the future annual rates of increase in the cost of health care were assumed to be 9.0% for 2009 decreasing each year to an ultimate rate of 5.0% in 2018 and thereafter.

Assumed health care cost trend rates have a significant effect on the expense and obligation reported for the postretirement benefit plan. A 1% change in assumed health care cost trend rates would have the following effects.

(Thousands of dollars)	1% Increase	1% Decrease
Effect on total service and interest cost components of net periodic postretirement benefit expense for the year ended December 31, 2008	$1,314	(1,046)
Effect on the health care component of the accumulated postretirement benefit obligation at December 31, 2008	11,887	(9,768)

During 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) became law. Among other provisions, the Act changed prescription drug coverage under Medicare beginning in 2006. Generally, companies that provide qualifying prescription drug coverage that is deemed actuarially equivalent to Medicare coverage for retirees aged 65 and above will be eligible to receive a federal subsidy equal to 28% of drug costs between $250 and $5,000 per annum of each covered individual that does not elect to receive coverage under the new Medicare Part D. The Company currently provides prescription drug coverage to qualifying retirees under its retiree medical plan. As a result of provisions in the Act, the Company’s postretirement benefit expense was reduced by $2,457,000, $1,507,000 and $1,422,000 during 2008, 2007 and 2006, respectively.

THRIFT PLANS – Most full-time employees of the Company may participate in thrift or savings plans by allotting up to a specified percentage of their base pay. The Company matches contributions at a stated percentage of each employee’s allotment based on years of participation in the plans. A U.K. savings plan allows eligible employees to allot a portion of their base pay to purchase Company Common Stock at market value. Such employee allotments are matched by the Company. Common Stock issued from the Company’s treasury under this U.K. savings plan was 7,780 shares in 2007 and 16,571 shares in 2005. Amounts charged to expense of these U.S. and U.K. plans were $6,215,000 in 2008, $9,252,000 in 2007 and $2,957,000 in 2006.

Note L – Financial Instruments and Risk Management

DERIVATIVE INSTRUMENTS – Murphy makes limited use of derivative instruments to manage certain risks related to commodity prices, interest rates and foreign currency exchange rates. The use of derivative instruments for risk management is covered by operating policies and is closely monitored by the Company’s senior management. The Company does not hold any derivatives for speculative purposes and it does not use derivatives with leveraged or complex features. Derivative instruments are traded primarily with creditworthy major financial institutions or over national exchanges such as the New York Mercantile Exchange (NYMEX). To qualify for hedge accounting, the changes in the market value of a derivative instrument must historically have been, and would be expected to continue to be, highly effective at offsetting changes in the prices of the hedged item. To the extent that the change in fair value of a derivative instrument has less than perfect correlation with the change in the fair value of the hedged item, a portion of the change in fair value of the derivative instrument is considered ineffective and would normally be recorded in earnings during the affected period.

•

Crude Oil Purchase Price Risks – The Company purchases crude oil as feedstock at its U.S. and U.K. refineries and is therefore subject to commodity price risk. Short-term derivative instruments were outstanding at December 31, 2008 to manage the 2009 purchase price of 1,063,000 barrels of crude oil at the Company’s Superior, Wisconsin refinery. At December 31, 2007 essentially offsetting short-term derivative instruments were outstanding to manage the 2008 purchase price of 403,000 barrels of crude oil at the Company’s Meraux, Louisiana refinery. The total impact of marking these contracts to market at the respective year-end was pretax charges of $1,378,000 in 2008 and $40,000 in 2007.

•

Natural Gas Fuel Price Risks – The Company purchases natural gas as fuel at its Meraux, Louisiana and Superior, Wisconsin refineries, and as such, is subject to commodity price risk related to the purchase price of this gas. Murphy hedged the cash flow risk associated with the cost of a portion of the natural gas it purchased during 2006 by entering into financial contracts known as natural gas swaps with a notional volume during 2006 of 720,000 MMBTU (1 MMBTU = 1 million British Thermal Units). Under the natural gas swaps, the Company paid a fixed rate averaging $3.35 per MMBTU and received a floating rate in each month of settlement based on the average NYMEX price for the final three trading days of the month. Murphy has a risk management control system to monitor natural gas price risk attributable both to forecasted natural gas requirements and to Murphy’s natural gas swaps. The control system involves using analytical techniques, including various correlations of natural gas purchase prices to future prices, to estimate the impact of changes in natural gas fuel prices on Murphy’s cash flows. The fair value of the effective portions of the natural gas swaps and changes thereto was deferred in AOCI and was subsequently reclassified into Operating Expenses in the income statements in the periods in which the hedged natural gas fuel purchases occurred. For the year ended December 31, 2006, expense from cash flow hedging ineffectiveness for these contracts was $28,000. During the year ended December 31, 2006, the Company received approximately $2,791,000 in cash proceeds from maturing swap agreements.

•

Crude Oil Sales Price Risks – The sales price of crude oil produced by the Company is subject to commodity price risk. Murphy hedged the cash flow risk associated with the sales price for a portion of its 2006 Canadian heavy oil production by entering into forward sale contracts covering a notional volume of approximately 4,000 barrels per day. The Company paid the average of the posted price at the Hardisty terminal in Canada for each month and received a fixed price of $25.23 per barrel. Murphy has a risk management control system to monitor crude oil price risk attributable both to forecasted crude oil sales prices and to Murphy’s hedging instruments. The control system involves using analytical techniques, including various correlations of crude oil sales prices to futures prices, to estimate the impact of changes in crude oil prices on Murphy’s cash flows from the sale of crude oil. The fair value of the effective portions of the crude oil sales price hedges and changes thereto was deferred in AOCI and was subsequently reclassified into Sales and Other Operating Revenues in the income statement in the periods in which the hedged crude oil sales occurred. During 2006, earnings were increased by $160,000 for cash flow hedging ineffectiveness on crude oil sales price hedges, and the Company paid approximately $29,373,000 for settlement of maturing crude oil sales swaps.

CREDIT RISKS – The Company’s primary credit risks are associated with trade accounts receivable, cash equivalents and derivative instruments. Trade receivables arise mainly from sales of crude oil, natural gas and petroleum products to a large number of customers in the United States, Canada and the United Kingdom. The Company also has credit risk for sales of crude oil to various customers in Malaysia and Ecuador. The credit history and financial condition of potential customers are reviewed before credit is extended, security is obtained when deemed appropriate based on a potential customer’s financial condition, and routine follow-up evaluations are made. The combination of these evaluations and the large number of customers tends to limit the risk of credit concentration to an acceptable level. Cash equivalents are placed with several major financial institutions, which limits the Company’s exposure to credit risk. The Company controls credit risk on derivatives through credit approvals and monitoring procedures and believes that such risks are minimal because counterparties to the majority of transactions are major financial institutions.

Note M – Earnings per Share

The following table reconciles the weighted-average shares outstanding for computation of basic and diluted income per Common share for each of the three years ended December 31, 2008. No difference existed between net income used in computing basic and diluted income per Common share for these years.

(Weighted-average shares outstanding)	2008	2007	2006
Basic method	189,608,846	188,027,557	186,105,086
Dilutive stock options	2,524,826	3,113,180	3,053,325

Diluted method	192,133,672	191,140,737	189,158,411

Certain outstanding options to purchase shares of Common stock at year-end 2008 and 2006 were not included in the computation of diluted earnings per share because the incremental shares from assumed conversion were antidilutive. These included options for 924,000 shares at a weighted average of $72.75 at year-end 2008, and 706,000 shares at a weighted average price of $57.32 at year-end 2006. There were no antidilutive options for the 2007 period.

Note N – Other Financial Information

INVENTORIES – Inventories accounted for under the LIFO method totaled $342,984,000 and $361,651,000 at December 31, 2008 and 2007, respectively, and these amounts were $202,477,000 and $709,743,000 less than such inventories would have been valued using the FIFO method.

ACCUMULATED OTHER COMPREHENSIVE INCOME – At December 31, 2008 and 2007, the components of Accumulated Other Comprehensive Income were as follows.

(Thousands of dollars)	2008	2007
Foreign currency translation gains, net of tax	$45,517	428,538
Retirement and postretirement plan liability adjustments, net of tax	(133,214)	(76,773)

Balance at end of year	$(87,697)	351,765

At December 31, 2008, components of the net foreign currency translation gain of $45,517,000 were gains of $10,373,000 for Canadian dollars, $32,139,000 for pounds sterling and $3,005,000 for other currencies. Foreign currency translation gains shown in the table are net of income taxes of $8,128,000 and $150,005,000 at year-end 2008 and 2007, respectively. Net losses from foreign currency transactions included in the Consolidated Statements of Income were $105,620,000 in 2008, $20,637,000 in 2007 and $8,000,000 in 2006.

The effect of SFAS Nos. 133/138, Accounting for Derivative Instruments and Hedging Activities, increased AOCI for the year ended December 31, 2006 by $13,459,000, net of $5,398,000 in income taxes, and income increased by $132,000 for the same period.

CASH FLOW DISCLOSURES – Cash income taxes paid were $380,602,000, $297,274,000 and $466,087,000 in 2008, 2007 and 2006, respectively. Interest paid, net of amounts capitalized, was $43,715,000, $22,274,000 and $7,270,000 in 2008, 2007 and 2006, respectively.

Noncash operating working capital (increased) decreased during each of the three years ended December 31, 2008 as follows.

(Thousands of dollars)	2008	2007	2006
Accounts receivable	$386,605	(445,677)	(128,004)
Inventories	22,474	(107,945)	(96,122)
Prepaid expenses	(12,959)	57,089	(103,435)
Deferred income tax assets	56,451	(65,391)	19,403
Accounts payable and accrued liabilities	(701,450)	661,599	96,569
Current income tax liabilities	342,589	45,779	(42,881)

Net (increase) decrease in noncash operating working capital, excluding acquisition of the Milford Haven refinery in 2007	$93,710	145,454	(254,470)

Note O – Assets and Liabilities Measured at Fair Value

As described in Note B, the Company adopted SFAS No. 157, Fair Value Measurements (SFAS No. 157), on January 1, 2008, other than for nonrecurring nonfinancial assets and liabilities, which will be effective for the Company on January 1, 2009. SFAS No. 157 establishes a fair value hierarchy based on the quality of inputs used to measure fair value, with Level 1 being the highest quality and Level 3 being the lowest quality. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1. Level 3 inputs are unobservable inputs which reflect assumptions about pricing by market participants.

The fair value measurements for the Company’s financial liabilities accounted for at fair value on a recurring basis at December 31, 2008 are presented in the following table.

		Fair Value Measurements at Reporting Date Using
(Thousands of dollars)	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Liabilities) (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Nonqualified employee savings plan	$(6,804)	(6,804)	—	—
Commodity derivatives	(1,378)	—	(1,378)	—

Total liabilities at fair value	$(8,182)	(6,804)	(1,378)	—

The nonqualified employee savings plan is an unfunded savings plan through which the owners seek a return via phantom investments in equity securities and/or mutual funds. Fair value of this liability was based on quoted prices for these equity securities and mutual funds. The fair value of commodity derivatives was determined based on market quotes for WTI crude contracts at the balance sheet date. The income effect of the changes in the fair value of nonqualified employee savings plan is recorded in Selling and General Expense in the Consolidated Statement of Income, while the change in fair value of commodity derivatives is recorded in Crude Oil and Product Purchases. The carrying value of the Company’s Cash and Cash Equivalents, Accounts Receivable and Accounts Payable approximates fair value.

The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at December 31, 2008 and 2007. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The table excludes cash and cash equivalents, trade accounts receivable, short-term notes payable, trade accounts payable and accrued expenses, all of which had fair values approximating carrying amounts. The carrying value of Canadian government securities is determined based on cost plus earned interest. The fair value of current and long-term debt was estimated based on rates offered to the Company at that time for debt of the same maturities. The Company has off-balance sheet exposures relating to certain financial guarantees and letters of credit. The fair value of these, which represents fees associated with obtaining the instruments, was nominal.

	At December 31,
	2008		2007
(Thousands of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets (liabilities):
Canadian government securities with maturities greater than 90 days at the date of acquisition	$420,340	422,138	—	—
Current and long-term debt	(1,028,794)	(910,862)	(1,521,364)	(1,517,678)

Note P – Hurricane and Insurance Related Matters

In 2007 and 2006, the Company recorded pretax expenses, net of anticipated insurance recoveries, of $3,000,000 and $109,244,000, respectively, associated with hurricanes that occurred in the United States in 2005. The costs for the respective periods are reported in Net Costs Associated With Hurricanes in the Consolidated Statements of Income. The 2007 costs relate to a reduction in the estimated insurance recoverable on Meraux property damages based on the most recent estimate of loss limits as provided by the Company’s primary property insurer. The components of the 2006 costs included $107,410,000 at the Meraux refinery, including $49,500,000 for refinery repair costs not expected to be recovered due to certain coverage limits for the Company’s insurance policies; $5,909,000 for incremental insurance costs; $9,013,000 for other uninsured incremental expenses incurred; $18,000,000 for settlement of oil spill class action litigation; and $24,988,000 for depreciation and salaries while the refinery was temporarily idled prior to restarting in mid-2006. Total amounts receivable from insurers for hurricane-related matters were $74,562,000 at December 31, 2008, of which $48,030,000 was classified as current in the Consolidated Balance Sheet. Through 2008, the Company’s refining and marketing operations received Hurricane Katrina insurance proceeds of $118,040,000 related to property damage incurred as a result of Hurricane Katrina. See Note R for additional information regarding environmental and other contingencies relating to Hurricane Katrina.

The Company maintains insurance coverage related to losses of production and profits for occurrences such as storms, fires and other issues. During 2007, the Company’s exploration and production operations recorded $2,048,000 in business interruption insurance recoveries relating to Hurricane Rita in 2005. In 2006, the Company recorded $15,700,000 in business interruption insurance recoveries relating to Hurricane Katrina in 2005, and $5,000,000 due to lost production at Terra Nova related to the mechanical failure of the main power generator. These business interruption collections were reported in Sales and Other Operating Revenues in the Consolidated Statements of Income.

Note Q – Commitments

The Company leases land, gasoline stations, and production and other facilities under operating leases. The most significant operating lease is associated with the Kikeh field floating, production, storage and offloading facility in Malaysia, which was initiated in 2007 for an eight-year term prior to start-up of this significant oil field. During the next five years, expected future rental payments under all operating leases are approximately $96,276,000 in 2009, $94,435,000 in 2010, $86,570,000 in 2011, $82,841,000 in 2012 and $82,260,000 in 2013. Rental expense for noncancellable operating leases, including contingent payments when applicable, was $88,890,000 in 2008, $61,439,000 in 2007 and $46,336,000 in 2006.

To assure long-term supply of hydrogen at its Meraux, Louisiana refinery, the Company has contracted to purchase up to 35 million standard cubic feet of hydrogen per day at market prices through 2021. The contract requires the payment of a base facility charge for use of the facility. Future required minimum annual payments for base facility charges for the next five years are $6,625,000 in 2009, $6,890,000 in 2010, $7,166,000 in 2011, $7,452,000 in 2012 and $7,750,000 in 2013. Base facility charges and hydrogen costs incurred in 2008, 2007 and 2006 totaled $45,396,000, $42,512,000 and $23,903,000, respectively. There were no base facility charges or hydrogen costs incurred at the Meraux refinery for the first four months of 2006 while the facility was shut-down for repairs after Hurricane Katrina.

The Company has operating, production handling and transportation agreements providing for processing, production handling and transportation services for hydrocarbon production from certain fields in the Gulf of Mexico and Western Canada. These agreements require minimum monthly or annual payments for processing or transportation charges through 2013. Future required minimum monthly payments for the next five years are $4,654,000 in 2009, $9,036,000 in 2010, $10,512,000 in 2011, $7,770,000 in 2012 and $2,249,000 in 2013. Under certain circumstances, the Company is required to pay additional amounts depending on the actual hydrocarbon quantities processed under the agreement. Costs incurred under these arrangements were $9,276,000 in 2008, $13,476,000 in 2007 and $27,007,000 in 2006.

Additionally, the Company has a Reserved Capacity Service Agreement providing for the availability of needed crude oil storage capacity for certain oil fields through 2020. Under the agreement, the Company must make specified minimum payments monthly. Future required minimum annual payments are approximately $3,500,000 in 2009 through 2013. In addition, the Company is required to pay additional amounts depending on actual crude oil quantities under the agreement. Total payments under the agreement were $3,703,000 in 2008, $3,992,000 in 2007 and $3,666,000 in 2006.

In 2006, the Company committed to fund an educational assistance program known as the “El Dorado Promise.” Under this commitment, the Company will pay $5,000,000 per year from 2007 to 2016 to cover a specified amount of college expenses for eligible graduates of El Dorado High School in Arkansas. The first three payments have been made through January 2009. Based on SFAS 116, Accounting for Contributions Received and Contributions Made, the Company recorded a discounted liability of $38,700,000 in 2006 for this unconditional commitment. The liability was discounted at the Company’s 10-year borrowing rate and the discounted liability will increase for accretion monthly with a corresponding charge to Selling and General Expense in the Consolidated Statement of Income. Total accretion cost included in Selling and General Expense in 2008 and 2007 was $1,931,000 and $2,112,000, respectively.

Commitments for capital expenditures were approximately $2,129,136,000 at December 31, 2008, including $172,900,000 for costs to develop deepwater Gulf of Mexico fields, $1,015,755,000 for field development and future work commitments in Malaysia, and $322,528,000 for field development and a work commitment in the Republic of the Congo.

The Company has entered into contracts to hire various drilling rigs and associated equipment for periods beyond December 31, 2008. These rigs are primarily utilized for deepwater drilling operations in the Gulf of Mexico, Malaysia, Canada, Australia and the Republic of the Congo. Future commitments under these contracts, all of which expire by 2012, total approximately $865,000,000. A significant portion of these costs are expected to be borne by other working interest owners as partners of the Company when the wells are drilled. These drilling costs are generally expected to be accounted for as capital expenditures as incurred during the contract periods.

Note R – Contingencies

The Company’s operations and earnings have been and may be affected by various forms of governmental action both in the United States and throughout the world. Examples of such governmental action include, but are by no means limited to: tax increases and retroactive tax claims; royalty and revenue sharing increases; import and export controls; price controls; currency controls; allocation of supplies of crude oil and petroleum products and other goods; expropriation of property; restrictions and preferences affecting the issuance of oil and gas or mineral leases; restrictions on drilling and/or production; laws and regulations intended for the promotion of safety and the protection and/or remediation of the environment; governmental support for other forms of energy; and laws and regulations affecting the Company’s relationships with employees, suppliers, customers, stockholders and others. Because governmental actions are often motivated by political considerations, may be taken without full consideration of their consequences, and may be taken in response to actions of other governments, it is not practical to attempt to predict the likelihood of such actions, the form the actions may take or the effect such actions may have on the Company.

ENVIRONMENTAL MATTERS – Murphy and other companies in the oil and gas industry are subject to numerous federal, state, local and foreign laws and regulations dealing with the environment. Violation of federal or state environmental laws, regulations and permits can result in the imposition of significant civil and criminal penalties, injunctions and construction bans or delays. A discharge of hazardous substances into the environment could, to the extent such event is not insured, subject the Company to substantial expense, including both the cost to comply with applicable regulations and claims by neighboring landowners and other third parties for any personal injury and property damage that might result.

The Company currently owns or leases, and has in the past owned or leased, properties at which hazardous substances have been or are being handled. Although the Company has used operating and disposal practices that were standard in the industry at the time, hazardous substances may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where these wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes were not under Murphy’s control. Under existing laws the Company could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial plugging operations to prevent future contamination. While some of these historical properties are in various stages of negotiation, investigation, and/or cleanup, the Company is investigating the extent of any such liability and the availability of applicable defenses and believes costs related to these sites will not have a material adverse affect on Murphy’s net income, financial condition or liquidity in a future period.

The Company’s liability for remedial obligations includes certain amounts that are based on anticipated regulatory approval for proposed remediation of former refinery waste sites. Although regulatory authorities may require more costly alternatives than the proposed processes, the cost of such potential alternative processes is not expected to exceed the accrued liability by a material amount. Certain environmental expenditures are likely to be recovered by the Company from other sources, primarily environmental funds maintained by certain states. Since no assurance can be given that future recoveries from other sources will occur, the Company has not recorded a benefit for likely recoveries at December 31, 2008.

The U.S. Environmental Protection Agency (EPA) currently considers the Company to be a Potentially Responsible Party (PRP) at two Superfund sites. The potential total cost to all parties to perform necessary remedial work at these sites may be substantial. However, based on current negotiations and available information, the Company believes that it is a de minimis party as to ultimate responsibility at these Superfund sites. The Company has not recorded a liability for remedial costs on Superfund sites. The Company could be required to bear a pro rata share of costs attributable to nonparticipating PRPs or could be assigned additional responsibility for remediation at the two sites or other Superfund sites. The Company believes that its share of the ultimate costs to clean-up the Superfund sites will be immaterial and will not have a material adverse effect on its net income, financial condition or liquidity in a future period.

There is the possibility that environmental expenditures could be required at currently unidentified sites, and new or revised regulations could require additional expenditures at known sites. However, based on information currently available to the Company, the amount of future remediation costs incurred at known or currently unidentified sites is not expected to have a material adverse effect on the Company’s future net income, cash flows or liquidity.

LEGAL MATTERS – On September 9, 2005, a class action lawsuit was filed in federal court in the Eastern District of Louisiana seeking unspecified damages to the class comprised of residents of St. Bernard Parish caused by a release of crude oil at Murphy Oil USA, Inc.’s (a wholly-owned subsidiary of Murphy Oil Corporation) Meraux, Louisiana, refinery as a result of flood damage to a crude oil storage tank following Hurricane Katrina. Additional class action lawsuits were consolidated with the first suit into a single action in the U.S. District Court for the Eastern District of Louisiana. In September 2006, the Company reached a settlement with class counsel and on October 10, 2006, the court granted preliminary approval of a class action Settlement Agreement. A Fairness Hearing was held January 4, 2007 and the court entered its ruling on January 30, 2007 approving the class settlement. The majority of the settlement of $330 million will be paid by insurance. The Company recorded an expense of $18 million in 2006 related to settlement costs not expected to be covered by insurance. As part of the settlement, all properties in the class area received a fair and equitable cash payment and have had residual oil cleaned. As part of the settlement, the Company offered to purchase all properties in an agreed area adjacent to the west side of the Meraux refinery; these property purchases and associated remediation have been paid by the Company at a cost of $55 million. As of December 31, 2008, the Company has fulfilled its obligations under the Class Action Settlement Agreement. Approximately 40 non-class action suits regarding the oil spill have been filed and remain pending. The Company believes that insurance coverage exists and it does not expect to incur significant costs associated with this litigation. On August 14, 2007, four of the Company’s high level excess insurers noticed the Company for arbitration in London. The insurers do not deny coverage, but seek arbitration as to whether and to what extent expenditures made by the Company in resolving the oil spill litigation have reached the attachment point for covered loss under their respective policies. The Company is of the position that full coverage should be afforded. Accordingly, the Company believes neither the ultimate resolution of the remaining litigation nor the insurance arbitration will have a material adverse effect on its net income, financial condition or liquidity in a future period.

On June 10, 2003, a fire severely damaged the Residual Oil Supercritical Extraction (ROSE) unit at the Company’s Meraux, Louisiana refinery. The ROSE unit recovers feedstock from the heavy fuel oil stream for conversion into gasoline and diesel. Subsequent to the fire, numerous class action lawsuits have been filed seeking damages for area residents. All the lawsuits have been administratively consolidated into a single legal action in St. Bernard Parish, Louisiana, except for one such action which was filed in federal court. Additionally, individual residents of Orleans Parish, Louisiana, have filed an action in that venue. On May 5, 2004, plaintiffs in the consolidated action in St. Bernard Parish amended their petition to include a direct action against certain of the Company’s liability insurers. The St. Bernard Parish action has since been removed to federal court, which issued an order on July 25, 2008 denying plaintiff’s request to certify the case as a class action. In responding to this direct action, one of the Company’s insurers, AEGIS, has raised lack of coverage as a defense. The Company believes that this contention lacks merit and has been advised by counsel that the applicable policy does provide coverage for the underlying incident. Because the Company believes that insurance coverage exists for this matter, it does not expect to incur any significant costs associated with the lawsuits. Accordingly, the Company continues to believe that the ultimate resolution of the June 2003 ROSE fire litigation will not have a material adverse effect on its net income, financial condition or liquidity in a future period.

Murphy and its subsidiaries are engaged in a number of other legal proceedings, all of which Murphy considers routine and incidental to its business. Based on information currently available to the Company, the ultimate resolution of environmental and legal matters referred to in this note is not expected to have a material adverse effect on the Company’s net income, financial condition or liquidity in a future period.

OTHER MATTERS – In the normal course of its business, the Company is required under certain contracts with various governmental authorities and others to provide financial guarantees or letters of credit that may be drawn upon if the Company fails to perform under those contracts. At December 31, 2008, the Company had contingent liabilities of $7,798,000 under a financial guarantee described in the following paragraph and $120,029,000 on outstanding letters of credit. The Company has not accrued a liability in its balance sheet related to these letters of credit because it is believed that the likelihood of having these drawn is remote.

The Company owns a 3.2% interest in the Louisiana Offshore Oil Port (LOOP) that it accounts for at cost. At year-end 2008, LOOP had $243,690,000 of outstanding bonds, which mature in varying amounts between 2014 and 2027 and which are secured by a Throughput and Deficiency Agreement (T&D). The Company is obligated to ship crude oil in quantities sufficient for LOOP to pay certain of its expenses and obligations, including long-term debt secured by the T&D, or to make cash payments for which the Company will receive credit for future throughput. No other collateral secures the investee’s obligation or the Company’s guarantee. As of December 31, 2008, it is not probable that the Company will be required to make payments under the guarantee; therefore, no liability has been recorded for the Company’s obligation under the T&D agreement. The Company continues to monitor conditions that are subject to guarantees to identify whether it is probable that a loss has occurred, and it would recognize any such losses under the guarantees should losses become probable.

The joint agreement between the owners of Terra Nova requires a redetermination of working interests based on an analysis of reservoir quality among fault separated areas where varying ownership interests exist. The operator expects to complete the initial redetermination in March 2009, and the calculation is expected to be the subject of renegotiation and/or arbitration before final interests are determined. This redetermination is expected to be finalized in 2010, and is retroactive to 2005. Upon completion of the redetermination process, a cash settlement is required among partners to balance cash flows retroactive to the effective date. The Company cannot predict the final outcome of the redetermination process.

Note S – Common Stock Issued and Outstanding

Activity in the number of shares of Common Stock issued and outstanding for the three years ended December 31, 2008 is shown below.

(Number of shares outstanding)	2008	2007	2006
At beginning of year	189,714,149	187,572,200	185,946,678
Stock options exercised	1,275,971	2,249,300	1,374,827
Employee stock purchase and thrift plans	19,755	37,679	28,280
Restricted stock awards, net of forfeitures	(299,334)	(144,442)	222,415
All other	3,265	(588)	—

At end of year	190,713,806	189,714,149	187,572,200

Note T – Business Segments

Murphy’s reportable segments are organized into two major types of business activities, each subdivided into geographic areas of operations. The Company’s exploration and production activity is subdivided into segments for the United States, Canada, the United Kingdom, Malaysia and all other countries; each of these segments derives revenues primarily from the sale of crude oil and/or natural gas. The Company’s refining and marketing segments are North America and the United Kingdom and each derives revenue mainly from the sale of petroleum products and merchandise. The Company sells gasoline in the United States at retail stations built primarily at Walmart Supercenters. The U.S. refining and marketing business and the former Canadian marketing business are included in the North American segment. In 2007, the Company exited the gasoline marketing business in Canada by closing and writing off all eight gasoline stations in that country. The Company’s management evaluates segment performance based on income from operations, excluding interest income and interest expense. Intersegment transfers of crude oil, natural gas and petroleum products are at market prices and intersegment services are recorded at cost.

Information about business segments and geographic operations is reported in the following tables. For geographic purposes, revenues are attributed to the country in which the sale occurs. The Company had no single customer from which it derived more than 10% of its revenues. Corporate and other activities, including interest income, miscellaneous gains and losses, interest expense and unallocated overhead, are shown in the tables to reconcile the business segments to consolidated totals. As used in the table on page F-32, Certain Long-Lived Assets at December 31 exclude investments, noncurrent receivables, deferred tax assets and goodwill and other intangible assets.

Excise taxes on petroleum products of $2,140,338,000, $2,070,077,000 and $1,741,707,000 for the years 2008, 2007 and 2006, respectively, that were collected by the Company and remitted to various government entities were excluded from revenues and costs and expenses.

Segment Information

	Exploration and Production
(Million of dollars)	U.S.	Canada	U.K.	Malaysia	Other	Total
Year ended December 31, 2008
Segment income (loss)	$156.6	588.7	73.8	865.3	(81.6)	1,602.8
Revenues from external customers	529.1	1,210.0	215.8	2,000.6	1.8	3,957.3
Intersegment revenues	—	166.5	.2	—	—	166.7
Interest income	—	—	—	—	—	—
Interest expense, net of capitalization	—	—	—	—	—	—
Income tax expense (benefit)	85.8	244.7	72.9	552.9	—	956.3
Significant noncash charges (credits)
Depreciation, depletion, amortization	110.0	139.4	28.9	248.4	1.1	527.8
Accretion of asset retirement obligations	6.2	8.3	2.4	5.9	.7	23.5
Amortization of undeveloped leases	25.2	85.9	—	—	.9	112.0
Deferred and noncurrent income taxes	25.6	(.5)	3.0	176.2	(3.2)	201.1
Additions to property, plant, equipment	366.4	470.7	31.7	664.1	163.1	1,696.0
Total assets at year-end	1,458.3	2,017.0	210.8	2,675.4	450.7	6,812.2

Year ended December 31, 2007
Segment income (loss)	$98.2	370.2	47.6	148.2	(35.6)	628.6
Revenues from external customers	429.8	873.0	146.6	435.7	4.5	1,889.6
Intersegment revenues	—	130.3	.1	—	—	130.4
Interest income	—	—	—	—	—	—
Interest expense, net of capitalization	—	—	—	—	—	—
Income tax expense (benefit)	45.1	122.3	48.4	109.8	.7	326.3
Significant noncash charges (credits)
Depreciation, depletion, amortization	74.5	183.8	20.7	57.9	.7	337.6
Accretion of asset retirement obligations	4.0	5.5	2.0	4.0	.6	16.1
Amortization of undeveloped leases	17.5	14.2	—	—	1.5	33.2
Impairment of long-lived assets	2.6	—	—	—	—	2.6
Deferred and noncurrent income taxes	35.7	(51.0)	5.6	77.0	1.5	68.8
Additions to property, plant, equipment	243.1	537.2	31.8	629.1	129.5	1,570.7
Total assets at year-end	1,130.2	2,327.8	198.9	2,110.2	431.6	6,198.7

Year ended December 31, 2006
Segment income (loss)	$212.4	330.6	60.7	(5.9)	(19.4)	578.4
Revenues from external customers	626.9	674.1	180.6	219.6	3.7	1,704.9
Intersegment revenues	—	118.3	—	—	—	118.3
Interest income	—	—	—	—	—	—
Interest expense, net of capitalization	—	—	—	—	—	—
Income tax expense (benefit)	110.8	102.1	73.7	35.7	.9	323.2
Significant noncash charges (credits)
Depreciation, depletion, amortization	85.2	114.7	22.1	47.2	.5	269.7
Accretion of asset retirement obligations	3.0	4.6	1.8	.8	.6	10.8
Amortization of undeveloped leases	17.3	3.7	—	—	1.5	22.5
Deferred and noncurrent income taxes	(5.7)	(3.9)	13.0	15.0	(.6)	17.8
Additions to property, plant, equipment	112.0	181.5	27.8	505.9	24.1	851.3
Total assets at year-end	880.2	1,761.3	185.4	1,386.0	98.6	4,311.5

Geographic Information

	Certain Long-Lived Assets at December 31
(Million of dollars)	U.S.	Canada	U.K.	Malaysia	Other	Total
2008	$2,671.1	1,880.6	591.6	2,277.0	315.1	7,735.4
2007	2,187.5	2,103.6	678.0	1,818.4	330.4	7,117.9
2006	1,804.3	1,519.7	353.2	1,236.3	200.9	5,114.4

Segment Information (Continued)

	Refining and Marketing			Corp. and Other	Discontinued Operations	Consolidated
(Millions of dollars)	North America	U.K.	Total
Year ended December 31, 2008
Segment income (loss)	$227.9	85.9	313.8	(171.8)	(4.8)	1,740.0
Revenues from external customers	18,927.0	4,639.1	23,566.1	(91.1)	—	27,432.3
Intersegment revenues	—	—	—	—	—	166.7
Interest income	—	—	—	40.8	—	40.8
Interest expense, net of capitalization	—	—	—	42.2	—	42.2
Income tax expense (benefit)	134.6	38.1	172.7	(55.4)	—	1,073.6
Significant noncash charges (credits)
Depreciation, depletion, amortization	97.2	36.9	134.1	5.4	—	667.3
Accretion of asset retirement obligations	1.0	—	1.0	—	—	24.5
Amortization of undeveloped leases	—	—	—	—	—	112.0
Deferred and noncurrent income taxes	16.4	5.3	21.7	10.1	—	232.9
Additions to property, plant, equipment	341.3	84.9	426.2	3.2	—	2,125.4
Total assets at year-end	2,314.5	805.6	3,120.1	1,142.2	74.6	11,149.1

Year ended December 31, 2007
Segment income (loss)	$230.4	(24.7)	205.7	(95.2)	27.4	766.5
Revenues from external customers	15,050.9	1,358.2	16,409.1	14.3	—	18,313.0
Intersegment revenues	—	—	—	—	—	130.4
Interest income	—	—	—	34.2	—	34.2
Interest expense, net of capitalization	—	—	—	24.8	—	24.8
Income tax expense (benefit)	126.3	(5.4)	120.9	2.7	—	449.9
Significant noncash charges (credits)
Depreciation, depletion, amortization	91.2	16.8	108.0	5.0	—	450.6
Accretion of asset retirement obligations	.1	—	.1	—	—	16.2
Amortization of undeveloped leases	—	—	—	—	—	33.2
Impairment of long-lived assets	38.1	—	38.1	—	—	40.7
Deferred and noncurrent income taxes	(1.7)	1.0	(.7)	34.4	—	102.5
Additions to property, plant, equipment	321.7	250.8	572.5	4.1	—	2,147.3
Total assets at year-end	2,378.4	1,024.5	3,402.9	803.5	130.7	10,535.8

Year ended December 31, 2006
Segment income (loss)	$77.5	33.1	110.6	(85.9)	41.6	644.7
Revenues from external customers	11,441.8	1,019.7	12,461.5	14.9	—	14,181.3
Intersegment revenues	—	—	—	—	—	118.3
Interest income	—	—	—	26.5	—	26.5
Interest expense, net of capitalization	—	—	—	9.5	—	9.5
Income tax expense (benefit)	39.8	15.3	55.1	(9.5)	—	368.8
Significant noncash charges (credits)
Depreciation, depletion, amortization	70.7	13.0	83.7	3.3	—	356.7
Accretion of asset retirement obligations	.1	—	.1	—	—	10.9
Amortization of undeveloped leases	—	—	—	—	—	22.5
Deferred and noncurrent income taxes	13.0	(2.3)	10.7	4.6	—	33.1
Additions to property, plant, equipment	163.6	9.8	173.4	6.3	—	1,031.0
Total assets at year-end	2,004.3	369.6	2,373.9	652.6	145.2	7,483.2

Geographic Information
	Revenues from External Customers for the Year
(Millions of dollars)	U.S.	U.K.	Canada	Malaysia	Other	Total
2008	$19,352.5	4,855.1	1,222.3	2,000.6	1.8	27,432.3
2007	15,450.4	1,507.6	913.7	435.7	5.6	18,313.0
2006	12,029.5	1,203.6	724.6	219.7	3.9	14,181.3

MURPHY OIL CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

The following unaudited schedules are presented in accordance with SFAS No. 69, Disclosures about Oil and Gas Producing Activities, to provide users with a common base for preparing estimates of future cash flows and comparing reserves among companies. Additional background information follows concerning four of the schedules.

SCHEDULES 1 AND 2 – ESTIMATED NET PROVED OIL AND NATURAL GAS RESERVES – Reserves of crude oil, condensate, natural gas liquids, natural gas and synthetic oil are estimated by the Company’s engineers and are adjusted to reflect contractual arrangements and royalty rates in effect at the end of each year. Many assumptions and judgmental decisions are required to estimate reserves. Reported quantities are subject to future revisions, some of which may be substantial, as additional information becomes available from reservoir performance, new geological and geophysical data, additional drilling, technological advancements, price changes and other economic factors.

The U.S. Securities and Exchange Commission defines proved reserves as those volumes of crude oil, condensate, natural gas liquids and natural gas that geological and engineering data demonstrate with reasonable certainty are recoverable from known reservoirs under existing economic and operating conditions. Proved developed reserves are volumes expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are volumes expected to be recovered as a result of additional investments for drilling new wells to offset productive units, recompleting existing wells, and/or installing facilities to collect and transport production.

Production quantities shown are net volumes withdrawn from reservoirs. These may differ from sales quantities due to inventory changes, volumes consumed for fuel and/or shrinkage from extraction of natural gas liquids. Estimated net proved oil reserves shown in Schedule 1 include natural gas liquids.

Oil reserves in Ecuador are derived from a participation contract covering Block 16 in the Amazon region. Oil reserves associated with the participation contract in Ecuador totaled 4.8 million barrels at December 31, 2008, based on a contract expiration date of January 2012. The Company sold these Ecuador properties on March 12, 2009 (see Note C). Oil and natural gas reserves in Malaysia are associated with production sharing contracts for Blocks SK 309/311 and K. Malaysia reserves include oil and gas to be received for both cost recovery and profit provisions under the contracts. Oil and natural gas reserves associated with the production sharing contracts in Malaysia totaled 100.7 million barrels and 405.2 billion cubic feet, respectively, at December 31, 2008.

The Company has no proved reserves attributable to investees accounted for by the equity method.

At December 31, 2008, proved reserves are included for several fields where development projects are ongoing, including one field in the Gulf of Mexico, a natural gas development at Tupper in British Columbia and in Malaysia for natural gas projects at Sarawak and Kikeh and an oil development at Kakap.

Synthetic oil reserves in Canada, shown in a separate table following the natural gas reserve table at Schedule 2, are attributable to Murphy’s 5% share, after deducting estimated net profit royalty, of the Syncrude project and include currently producing leases. Additional reserves will be added as development progresses.

Recent SEC Reserve Changes

On December 29, 2008, the U.S. Securities and Exchange Commission adopted revisions to oil and natural gas reserve reporting requirements which are effective for the Company at year-end 2009, unless the timing is subsequently amended. Among other things, the rule:

•	revises the definition of proved reserves, including the pricing used to determine economic producibility,

•	expands the definition of oil and gas producing activities to include non-traditional and unconventional resources, which includes the Company’s synthetic oil operations in Alberta, and

•	allows, but does not require, companies to disclose probable and possible reserves in SEC filings.

The Company is currently evaluating these new rules and cannot predict how the new rules will affect its future reporting of oil and natural gas reserves.

SCHEDULE 4 – RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES – Results of operations from exploration and production activities by geographic area are reported as if these activities were not part of an operation that also refines crude oil and sells refined products.

SCHEDULE 5 – STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES – SFAS No. 69 requires calculation of future net cash flows using a 10% annual discount factor and year-end prices, costs and statutory tax rates, except for known future changes such as contracted prices and legislated tax rates. Future net cash flows from the Company’s interest in synthetic oil are excluded.

The reported value of proved reserves is not necessarily indicative of either fair market value or present value of future cash flows because prices, costs and governmental policies do not remain static; appropriate discount rates may vary; and extensive judgment is required to estimate the timing of production. Other logical assumptions would likely have resulted in significantly different amounts. SFAS No. 69 requires that oil and natural gas prices as of the last business day of the year be used for calculation of the standardized measure of discounted future net cash flows.

Schedule 5 also presents the principal reasons for change in the standardized measure of discounted future net cash flows for each of the three years ended December 31, 2008.

Schedule 1 – Estimated Net Proved Oil Reserves

(Millions of barrels)	United States	Canada	United Kingdom	Malaysia	Ecuador*	Total

Proved
December 31, 2005	48.9	45.8	23.3	47.5	16.5	182.0
Revisions of previous estimates	(2.6)	2.4	—	2.3	(2.3)	(.2)
Improved recovery	—	.3	—	—	—	.3
Purchases of properties	—	.3	—	—	—	.3
Extensions and discoveries	5.4	5.1	—	8.6	—	19.1
Production	(7.7)	(10.2)	(2.6)	(4.1)	(3.1)	(27.7)

December 31, 2006	44.0	43.7	20.7	54.3	11.1	173.8
Revisions of previous estimates	(8.9)	3.6	—	3.2	(.4)	(2.5)
Extensions and discoveries	.9	2.2	—	32.5	—	35.6
Production	(4.8)	(11.3)	(1.9)	(7.4)	(3.3)	(28.7)

December 31, 2007	31.2	38.2	18.8	82.6	7.4	178.2
Revisions of previous estimates	(1.5)	(1.9)	—	13.3	.1	10.0
Improved recovery	—	—	—	18.4	—	18.4
Extensions and discoveries	1.0	1.1	—	7.4	—	9.5
Production	(3.9)	(9.3)	(1.8)	(21.0)	(2.7)	(38.7)
Sales of properties	—	(3.8)	—	—	—	(3.8)

December 31, 2008	26.8	24.3	17.0	100.7	4.8	173.6

Proved Developed
December 31, 2005	28.3	43.5	20.0	7.3	8.2	107.3
December 31, 2006	26.7	41.1	18.0	4.8	8.5	99.1
December 31, 2007	19.1	36.6	16.1	38.6	7.2	117.6
December 31, 2008	16.7	23.1	14.5	63.4	4.8	122.5

Schedule 2 – Estimated Net Proved Natural Gas Reserves

(Billions of cubic feet)	United States	Canada	United Kingdom	Malaysia	Total
Proved
December 31, 2005	178.1	24.6	28.1	—	230.8
Revisions of previous estimates	(14.2)	(1.6)	—	74.6	58.8
Purchases of properties	—	2.0	—	—	2.0
Extensions and discoveries	5.4	—	—	262.9	268.3
Production	(20.7)	(4.1)	(3.7)	—	(28.5)

December 31, 2006	148.6	20.9	24.4	337.5	531.4
Revisions of previous estimates	(19.1)	7.7	—	(2.2)	(13.6)
Extensions and discoveries	.9	5.8	1.9	88.7	97.3
Production	(17.1)	(4.5)	(2.7)	—	(24.3)

December 31, 2007	113.3	29.9	23.6	424.0	590.8
Revisions of previous estimates	1.1	.8	—	(45.4)	(43.5)
Improved recovery	—	—	—	1.9	1.9
Extensions and discoveries	.8	56.0	—	25.3	82.1
Production	(17.8)	(1.8)	(2.8)	(.6)	(23.0)
Sales of properties	—	(22.7)	—	—	(22.7)

December 31, 2008	97.4	62.2	20.8	405.2	585.6

Proved Developed
December 31, 2005	75.2	24.2	26.0	—	125.4
December 31, 2006	70.6	20.6	22.3	—	113.5
December 31, 2007	70.8	26.4	21.5	62.4	181.1
December 31, 2008	58.8	52.0	18.9	79.5	209.2

*	The Company sold its Ecuador operations on March 12, 2009.

Information on Proved Reserves for Canadian Synthetic Oil Operation Not Included in Net Proved Oil Reserves

The Company has a 5% interest in Syncrude, the world’s largest tar sands synthetic oil production project located in Alberta, Canada. In addition to conventional liquids and natural gas proved reserves, Murphy has significant proved synthetic oil reserves associated with Syncrude that are shown in the table below. For internal management purposes, Murphy views these reserves and ongoing production and development as an integral part of its total Exploration and Production operations. However, the U.S. Securities and Exchange Commission’s regulations define Syncrude as a mining operation, and therefore, do not permit these synthetic oil proved reserves to be included as a part of conventional oil and natural gas reserves. These reserves are also not included in the Company’s schedule of Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves, which can be found on page F-41.

Synthetic Oil Proved Reserves

(Millions of barrels)

December 31, 2005	133.1
December 31, 2006	125.9
December 31, 2007	128.4
December 31, 2008	131.6

Schedule 3 – Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities

(Millions of dollars)	United States	Canada[1]	United Kingdom	Malaysia	Ecuador[2]	Other	Total
Year Ended December 31, 2008
Property acquisition costs
Unproved	$125.7	20.6	—	—	—	9.7	156.0
Proved	—	—	—	—	—	—	—

Total acquisition costs	125.7	20.6	—	—	—	9.7	156.0
Exploration costs[3]	142.4	18.8	10.2	97.2	—	61.1	329.7
Development costs[3]	168.9	421.7	27.2	687.9	6.9	152.4	1,465.0

Total costs incurred	437.0	461.1	37.4	785.1	6.9	223.2	1,950.7

Charged to expense
Dry hole expense	18.0	—	—	80.4	—	31.1	129.5
Geophysical and other costs	40.2	18.9	.5	14.3	—	29.0	102.9

Total charged to expense	58.2	18.9	.5	94.7	—	60.1	232.4

Property additions	$378.8	442.2	36.9	690.4	6.9	163.1	1,718.3

Year Ended December 31, 2007
Property acquisition costs
Unproved	$23.4	399.2	—	—	—	—	422.6
Proved	—	—	—	—	—	—	—

Total acquisition costs	23.4	399.2	—	—	—	—	422.6
Exploration costs[3]	112.8	31.1	.8	43.9	.3	19.3	208.2
Development costs[3]	215.8	126.9	31.2	646.2	40.1	129.3	1,189.5

Total costs incurred	352.0	557.2	32.0	690.1	40.4	148.6	1,820.3

Charged to expense
Dry hole expense	41.5	7.8	—	17.9	.3	(.4)	67.1
Geophysical and other costs	34.6	32.7	.8	15.2	—	19.5	102.8

Total charged to expense	76.1	40.5	.8	33.1	.3	19.1	169.9

Property additions	$275.9	516.7	31.2	657.0	40.1	129.5	1,650.4

Year Ended December 31, 2006
Property acquisition costs
Unproved	$13.0	.9	—	—	—	—	13.9
Proved	—	—	—	—	—	—	—

Total acquisition costs	13.0	.9	—	—	—	—	13.9
Exploration costs[3]	119.2	4.9	—	185.6	1.5	26.8	338.0
Development costs[3]	72.5	138.3	30.4	460.3	34.8	4.6	740.9

Total costs incurred	204.7	144.1	30.4	645.9	36.3	31.4	1,092.8

Charged to expense
Dry hole expense	56.4	.2	—	52.5	1.5	.4	111.0
Geophysical and other costs	30.6	1.2	.2	46.8	—	6.9	85.7

Total charged to expense	87.0	1.4	.2	99.3	1.5	7.3	196.7

Property additions	$117.7	142.7	30.2	546.6	34.8	24.1	896.1

[1] Excludes property additions for the Company’s 5% interest in synthetic oil operations in Canada of $35.6 million in 2008, $23.6 million in 2007 and $42.2 million in 2006.
[2] The Company sold its Ecuador operations on March 12, 2009.
[3] Includes non-cash asset retirement costs as follows:

2008
Exploration costs	$6.1	—	—	—	—	—	6.1
Development costs	6.3	7.1	5.2	26.3	—	—	44.9

	$12.4	7.1	5.2	26.3	—	—	51.0

2007
Exploration costs	$2.5	—	—	—	—	—	2.5
Development costs	30.3	3.1	(.6)	27.9	—	—	60.7

	$32.8	3.1	(.6)	27.9	—	—	63.2

2006
Exploration costs	$2.6	—	—	(2.6)	—	—	—
Development costs	3.1	3.4	2.4	43.3	—	—	52.2

	$5.7	3.4	2.4	40.7	—	—	52.2

Schedule 4 – Results of Operations for Oil and Gas Producing Activities

(Millions of dollars)	United States	Canada	United Kingdom	Malaysia	Other	Subtotal	Synthetic Oil- Canada	Total
Year Ended December 31, 2008
Revenues
Crude oil and natural gas liquids
Sales to unaffiliated enterprises	$374.0	697.5	189.2	1,985.6	—	3,246.3	371.4	3,617.7
Transfers to consolidated operations	—	78.3	.2	—	—	78.5	88.2	166.7
Natural gas
Sales to unaffiliated enterprises	162.1	5.5	25.8	.1	—	193.5	—	193.5

Total oil and gas revenues	536.1	781.3	215.2	1,985.7	—	3,518.3	459.6	3,977.9
Other operating revenues	(7.0)	133.1	.8	14.9	1.8	143.6	2.5	146.1

Total revenues	529.1	914.4	216.0	2,000.6	1.8	3,661.9	462.1	4,124.0

Costs and expenses
Production expenses	67.0	88.6	32.9	234.4	—	422.9	188.6	611.5
Exploration costs charged to expense	58.2	18.9	.5	94.7	60.1	232.4	—	232.4
Undeveloped lease amortization	25.2	85.9	—	—	.9	112.0	—	112.0
Depreciation, depletion and amortization	110.0	111.1	28.9	248.4	1.1	499.5	28.3	527.8
Accretion of asset retirement obligations	6.2	4.4	2.4	5.9	.7	19.6	3.9	23.5
Selling and general expenses	20.1	12.6	4.6	(1.0)	20.6	56.9	.8	57.7

Total costs and expenses	286.7	321.5	69.3	582.4	83.4	1,343.3	221.6	1,564.9

	242.4	592.9	146.7	1,418.2	(81.6)	2,318.6	240.5	2,559.1
Income tax expense	85.8	169.1	72.9	552.9	—	880.7	75.6	956.3

Results of operations*	$156.6	423.8	73.8	865.3	(81.6)	1,437.9	164.9	1,602.8

Year Ended December 31, 2007
Revenues
Crude oil and natural gas liquids
Sales to unaffiliated enterprises	$310.8	559.3	129.4	436.0	—	1,435.5	290.4	1,725.9
Transfers to consolidated operations	—	69.3	.1	—	—	69.4	61.0	130.4
Natural gas
Sales to unaffiliated enterprises	121.7	23.0	16.6	—	—	161.3	—	161.3

Total oil and gas revenues	432.5	651.6	146.1	436.0	—	1,666.2	351.4	2,017.6
Other operating revenues	(2.7)	.3	.6	(.3)	4.5	2.4	—	2.4

Total revenues	429.8	651.9	146.7	435.7	4.5	1,668.6	351.4	2,020.0

Costs and expenses
Production expenses	80.4	103.9	23.5	73.7	—	281.5	144.4	425.9
Exploration costs charged to expense	76.1	40.5	.8	33.1	19.1	169.6	—	169.6
Undeveloped lease amortization	17.5	14.2	—	—	1.5	33.2	—	33.2
Depreciation, depletion and amortization	74.5	157.3	20.7	57.9	.7	311.1	26.5	337.6
Accretion of asset retirement obligations	4.0	4.8	2.0	4.0	.6	15.4	.7	16.1
Impairment of long-lived assets	2.6	—	—	—	—	2.6	—	2.6
Selling and general expenses	31.4	17.7	3.7	9.0	17.5	79.3	.8	80.1

Total costs and expenses	286.5	338.4	50.7	177.7	39.4	892.7	172.4	1,065.1

	143.3	313.5	96.0	258.0	(34.9)	775.9	179.0	954.9
Income tax expense	45.1	79.7	48.4	109.8	.7	283.7	42.6	326.3

Results of operations*	$98.2	233.8	47.6	148.2	(35.6)	492.2	136.4	628.6

*	Excludes corporate overhead, interest and discontinued operations.

Schedule 4 – Results of Operations for Oil and Gas Producing Activities (Contd.)

(Millions of dollars)	United States	Canada	United Kingdom	Malaysia	Other	Subtotal	Synthetic Oil- Canada	Total
Year Ended December 31, 2006
Revenues
Crude oil and natural gas liquids
Sales to unaffiliated enterprises	$440.1	407.4	156.8	219.6	—	1,223.9	220.3	1,444.2
Transfers to consolidated operations	—	68.6	—	—	—	68.6	49.7	118.3
Natural gas
Sales to unaffiliated enterprises	160.4	24.1	23.3	—	—	207.8	—	207.8

Total oil and gas revenues	600.5	500.1	180.1	219.6	—	1,500.3	270.0	1,770.3
Other operating revenues	26.4	22.3	.5	—	3.7	52.9	—	52.9

Total revenues	626.9	522.4	180.6	219.6	3.7	1,553.2	270.0	1,823.2

Costs and expenses
Production expenses	79.3	102.6	18.4	32.7	—	233.0	120.5	353.5
Exploration costs charged to expense	87.0	1.4	.2	99.3	7.3	195.2	—	195.2
Undeveloped lease amortization	17.3	3.7	—	—	1.5	22.5	—	22.5
Depreciation, depletion and amortization	85.2	97.1	22.1	47.2	.5	252.1	17.6	269.7
Accretion of asset retirement obligations	3.0	4.1	1.8	.8	.6	10.3	.5	10.8
Net costs associated with hurricanes	1.9	—	—	—	—	1.9	—	1.9
Selling and general expenses	30.0	11.4	3.7	9.8	12.3	67.2	.8	68.0

Total costs and expenses	303.7	220.3	46.2	189.8	22.2	782.2	139.4	921.6

	323.2	302.1	134.4	29.8	(18.5)	771.0	130.6	901.6
Income tax expense	110.8	72.4	73.7	35.7	.9	293.5	29.7	323.2

Results of operations*	$212.4	229.7	60.7	(5.9)	(19.4)	477.5	100.9	578.4

*	Excludes corporate overhead, interest and discontinued operations.

Schedule 5 – Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

(Millions of dollars)	United States	Canada[1]	United Kingdom	Malaysia	Ecuador[2]	Total
December 31, 2008
Future cash inflows	$1,722.0	999.6	751.0	5,602.3	128.5	9,203.4
Future development costs	(330.0)	(26.3)	(133.3)	(924.8)	(4.8)	(1,419.2)
Future production and abandonment costs	(495.6)	(445.0)	(254.8)	(1,078.8)	(87.4)	(2,361.6)
Future income taxes	(217.9)	(157.0)	(201.4)	(1,336.8)	—	(1,913.1)

Future net cash flows	678.5	371.3	161.5	2,261.9	36.3	3,509.5
10% annual discount for estimated timing of cash flows	(146.1)	(62.2)	(59.6)	(572.3)	(4.1)	(844.3)

Standardized measure of discounted future net cash flows	$532.4	309.1	101.9	1,689.6	32.2	2,665.2

December 31, 2007
Future cash inflows	$3,564.8	2,905.0	1,955.7	7,813.6	214.0	16,453.1
Future development costs	(397.7)	(19.1)	(73.9)	(1,504.3)	(19.9)	(2,014.9)
Future production and abandonment costs	(542.0)	(901.1)	(436.2)	(1,674.6)	(141.5)	(3,695.4)
Future income taxes	(849.8)	(434.7)	(738.7)	(1,381.6)	(15.2)	(3,420.0)
Future net cash flows	1,775.3	1,550.1	706.9	3,253.1	37.4	7,322.8
10% annual discount for estimated timing of cash flows	(489.1)	(335.9)	(272.2)	(750.5)	(3.1)	(1,850.8)

Standardized measure of discounted future net cash flows	$1,286.2	1,214.2	434.7	2,502.6	34.3	5,472.0

December 31, 2006
Future cash inflows	$3,178.8	1,880.7	1,337.0	3,407.4	331.1	10,135.0
Future development costs	(398.8)	(17.8)	(53.7)	(672.2)	(53.8)	(1,196.3)
Future production and abandonment costs	(567.3)	(600.4)	(372.0)	(479.9)	(131.7)	(2,151.3)
Future income taxes	(624.5)	(318.1)	(468.9)	(652.5)	(48.0)	(2,112.0)

Future net cash flows	1,588.2	944.4	442.4	1,602.8	97.6	4,675.4
10% annual discount for estimated timing of cash flows	(444.0)	(177.0)	(126.0)	(385.4)	(22.1)	(1,154.5)

Standardized measure of discounted future net cash flows	$1,144.2	767.4	316.4	1,217.4	75.5	3,520.9

[1]	Excludes discounted future net cash flows from synthetic oil of $545.9 million at December 31, 2008, $2,127.6 million at December 31, 2007 and $1,096.0 million at December 31, 2006.
[2]	The Company sold it Ecuador operations on March 12, 2009.

Following are the principal sources of change in the standardized measure of discounted future net cash flows for the years shown.

(Millions of dollars)	2008	2007	2006

Net changes in prices, production costs and development costs	$(3,433.3)	1,130.6	(1,948.7)
Sales and transfers of oil and gas produced, net of production costs	(3,288.1)	(1,476.1)	(1,413.2)
Net change due to extensions and discoveries	825.4	1,919.6	1,026.0
Net change due to purchases and sales of proved reserves	(75.0)	—	8.8
Development costs incurred	1,245.0	936.0	645.2
Accretion of discount	798.5	508.8	613.6
Revisions of previous quantity estimates	164.0	(121.8)	20.7
Net change in income taxes	956.7	(946.0)	379.5

Net increase (decrease)	(2,806.8)	1,951.1	(668.1)
Standardized measure at January 1	5,472.0	3,520.9	4,189.0

Standardized measure at December 31	$2,665.2	5,472.0	3,520.9

Schedule 6 – Capitalized Costs Relating to Oil and Gas Producing Activities

(Millions of dollars)	United States	Canada	United Kingdom	Malaysia	Ecuador*	Other	Subtotal	Synthetic Oil- Canada	Total
December 31, 2008
Unproved oil and gas properties	$313.5	405.2	9.6	198.5	—	243.7	1,170.5	—	1,170.5
Proved oil and gas properties	1,419.0	1,620.3	495.5	2,504.2	388.0	3.5	6,430.5	832.1	7,262.6

Gross capitalized costs	1,732.5	2,025.5	505.1	2,702.7	388.0	247.2	7,601.0	832.1	8,433.1
Accumulated depreciation, depletion and amortization Unproved oil and gas properties	(59.3)	(93.2)	—	—	—	(9.7)	(162.2)	—	(162.2)
Proved oil and gas properties	(543.7)	(719.4)	(312.9)	(430.8)	(317.3)	(3.5)	(2,327.6)	(165.3)	(2,492.9)

Net capitalized costs	$1,129.5	1,212.9	192.2	2,271.9	70.7	234.0	5,111.2	666.8	5,778.0

December 31, 2007
Unproved oil and gas properties	$216.9	483.1	—	191.2	—	223.9	1,115.1	—	1,115.1
Proved oil and gas properties	1,154.2	1,831.0	468.2	1,823.0	381.1	3.6	5,661.1	911.2	6,572.3

Gross capitalized costs	1,371.1	2,314.1	468.2	2,014.2	381.1	227.5	6,776.2	911.2	7,687.4
Accumulated depreciation, depletion and amortization Unproved oil and gas properties	(48.4)	(27.5)	—	—	—	(8.8)	(84.7)	—	(84.7)
Proved oil and gas properties	(435.9)	(923.7)	(287.7)	(203.0)	(274.6)	(3.6)	(2,128.5)	(171.3)	(2,299.8)

Net capitalized costs	$886.8	1,362.9	180.5	1,811.2	106.5	215.1	4,563.0	739.9	5,302.9

*	The Company sold its Ecuador operations on March 12, 2009.

Note: Unproved oil and gas properties above include costs and associated accumulated amortization of properties that do not have proved reserves; these costs include mineral interests, uncompleted exploratory wells, and exploratory wells capitalized pending further evaluation.

MURPHY OIL CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL QUARTERLY INFORMATION (UNAUDITED)

(Millions of dollars except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Year Ended December 31, 2008
Sales and other operating revenues	$6,466.7	8,249.2	8,184.7	4,460.0	27,360.6
Income from continuing operations before income taxes	656.7	968.5	919.4	273.8	2,818.4
Income from continuing operations	408.2	618.5	585.0	133.0	1,744.7
Net income	409.0	619.2	584.4	127.4	1,740.0
Income from continuing operations per Common share
Basic	2.16	3.26	3.08	.70	9.20
Diluted	2.13	3.22	3.04	.69	9.08
Net income per Common share
Basic	2.16	3.27	3.08	.67	9.18
Diluted	2.14	3.22	3.04	.67	9.06
Cash dividend per Common share	.1875	.1875	.25	.25	.875
Market price of Common Stock*
High	85.85	98.05	100.93	61.23	100.93
Low	69.54	83.03	60.61	37.00	37.00

Year Ended December 31, 2007
Sales and other operating revenues	$3,402.2	4,577.5	4,736.7	5,581.2	18,297.6
Income from continuing operations before income taxes	192.9	387.6	300.8	307.7	1,189.0
Income from continuing operations	106.5	240.4	189.2	203.0	739.1
Net income	110.6	250.3	199.5	206.1	766.5
Income from continuing operations per Common share
Basic	.57	1.28	1.01	1.07	3.93
Diluted	.56	1.26	.99	1.06	3.87
Net income per Common share
Basic	.59	1.33	1.06	1.09	4.08
Diluted	.58	1.32	1.04	1.07	4.01
Cash dividend per Common share	.15	.15	.1875	.1875	.675
Market price of Common Stock*
High	54.79	60.99	70.05	85.38	85.38
Low	45.93	53.16	57.90	67.97	45.93

*	Prices are as quoted on the New York Stock Exchange.

MURPHY OIL CORPORATION AND CONSOLIDATED SUBSIDIARIES

SCHEDULE II – VALUATION ACCOUNTS AND RESERVES

(Millions of dollars)	Balance at January 1	Charged (Credited) to Expense	Deductions	Other*	Balance at December 31
2008
Deducted from asset accounts:
Allowance for doubtful accounts	$7.5	.1	(.2)	(.1)	7.3
Deferred tax asset valuation allowance	214.1	52.7	—	—	266.8

2007
Deducted from asset accounts:
Allowance for doubtful accounts	$10.4	.7	(3.6)	—	7.5
Deferred tax asset valuation allowance	205.8	8.3	—	—	214.1

2006
Deducted from asset accounts:
Allowance for doubtful accounts	$14.5	.3	(4.6)	.2	10.4
Deferred tax asset valuation allowance	151.1	54.7	—	—	205.8

*	Amounts primarily represent changes in foreign currency exchange rates.

GLOSSARY OF TERMS

3D seismic

three-dimensional images created by bouncing sound waves off underground rock formations that are used to determine the best places to drill for hydrocarbons bitumen or oil sands

tar-like hydrocarbon-bearing substance that occurs naturally in certain areas at the Earth’s surface or at relatively shallow depths deepwater

offshore location in greater than 1,000 feet of water

downstream

refining and marketing operations

dry hole

an unsuccessful exploration well that is plugged and abandoned, with associated costs written off to expense exploratory

wildcat and delineation, e.g., exploratory wells

feedstock

crude oil, natural gas liquids and other materials used as raw materials for making gasoline and other refined products by the Company’s refineries hydrocarbons

organic chemical compounds of hydrogen and carbon atoms that form the basis of all petroleum products throughput

average amount of raw material processed in a given period by a facility upstream

oil and natural gas exploration and production operations, including synthetic oil operation wildcat

well drilled to target an untested or unproved geologic formation

EXHIBIT 12.1

Murphy Oil Corporation and Consolidated Subsidiaries

Computation of Ratio of Earnings to Fixed Charges (unaudited)

(Thousands of dollars)

	Six Months Ended June 30, 2009	Years Ended December 31,[1]
		2008	2007	2006	2005	2004
Income from continuing operations before income taxes	$427,660	$2,818,365	1,189,004	971,883	1,319,386	800,106
Distributions (less than) greater than equity in earnings of affiliates	2,863	1,012	294	(4,065)	(5,514)	(4,225)
Previously capitalized interest charged to earnings during period	11.930	21,898	14,585	11,741	15,564	14,065
Interest and expense on indebtedness, excluding capitalized interest	2,722	42,153	25,612	9,476	8,765	34,064
Interest portion of rentals[2]	14,130	29,174	13,554	14,021	9,397	7,908

Earnings before provision for taxes and fixed charges	$459,305	$2,912,602	1,243,049	1,003,056	1,347,598	851,918

Interest and expense on indebtedness, excluding capitalized interest	2,722	42,153	25,612	9,476	8,765	34,064
Capitalized interest	22,450	31,459	49,881	43,073	38,539	22,160
Interest portion of rentals[2]	14,130	29,174	13,554	14,021	9,397	7,908

Total fixed charges	$39,302	$102,786	89,047	66,570	56,701	64,132

Ratio of earnings to fixed charges	11.7	28.3	14.0	15.1	23.8	13.3

[1]	Prior years reclassified to conform to current presentation.
[2]	Calculated as one-third of rentals. Considered a reasonable approximation of interest factor.

Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

of Murphy Oil Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-142789 and 333-157107) on Form S-8 of Murphy Oil Corporation of our report dated February 27, 2009, except for the effects of discontinued operations as discussed in Note C which is dated September 2, 2009, with respect to the consolidated balance sheets of Murphy Oil Corporation and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and related financial statement schedule, which report appears in the Form 8-K of Murphy Oil Corporation dated September 2, 2009.

Our report refers to changes in the methods of accounting for recognition of defined benefit pension and other postretirement plans in 2006, and to changes in the method of accounting for uncertain tax positions and measurement of defined benefit pension and other postretirement plans in 2007.

KPMG LLP

Dallas, Texas

September 2, 2009